Exhibit 10.1

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”), dated as of June 21, 2026 (the “Effective Date”), is entered into by and among Comstock Inc., a Nevada corporation (“Seller”), Mackay Precious Metals Inc., a Delaware corporation (“Buyer”) and Mackay Gold & Silver Corp., a British Columbia corporation (“Mackay Parent”). Capitalized terms used but not otherwise defined in this Agreement shall have the respective meanings assigned to such terms in ARTICLE I.

RECITALS

WHEREAS, Seller owns all of the issued and outstanding membership interests in Comstock Mining LLC, a Nevada limited liability company; Comstock Processing LLC, a Nevada limited liability company; and Comstock Exploration and Development LLC, a Nevada limited liability company (each, an “Acquired LLC” and collectively, the “Acquired LLCs”), and all of the issued and outstanding shares of capital stock of Comstock Real Estate Inc., a Nevada corporation (“CRE” and, together with the Acquired LLCs, the “Acquired Entities”) (such membership interests in the Acquired LLCs and shares of capital stock of CRE, collectively, the “Acquired Interests”);

WHEREAS, the Acquired Entities own or control the properties in Lyon County and Storey County, Nevada listed in Schedule A attached hereto (the “Properties”);

WHEREAS, Seller and Buyer previously entered into that certain Membership Interest Purchase Agreement dated as of December 18, 2024, as amended (the “Prior MIPA”), pursuant to which Seller sold to Buyer, and Buyer purchased from Seller, the membership interests in Comstock Northern Exploration LLC and 25% of the membership interests in Pelen Limited-Liability Company, a Nevada limited liability company;

WHEREAS, prior to the Closing, Seller shall effect such internal transfers, assignments, conveyances and other restructuring transactions as may be necessary to cause the Acquired Entities to hold those assets, contracts, and properties intended to be included in the transactions contemplated hereby;

WHEREAS, Seller wishes to sell to Buyer and Buyer wishes to purchase from Seller, the Acquired Interests, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

The following terms have the meanings specified or referred to in this ARTICLE I:

“Acquired Entities” has the meaning set forth in the recitals.

“Acquired Interests” has the meaning set forth in the recitals.

“Acquired LLCs” has the meaning set forth in the recitals.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Ancillary Documents” means (a) the Assignments; (b) the Royalty Agreement; (c) the Deed of Trust; and (d) any other agreements, certificates, instruments and other documents delivered in connection with the transactions contemplated by this Agreement.

“Assignments” has the meaning set forth in Section 7.03(a).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Reno, Nevada are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Change of Control” means any transaction or series of related transactions with an unaffiliated third party involving: (a) any direct or indirect sale, transfer or other disposition of all or a majority of the equity interests of Buyer or Mackay Parent; (b) any merger, amalgamation, arrangement, consolidation, business combination, recapitalization or similar transaction involving Buyer or Mackay Parent; or (c) any direct or indirect sale, transfer, or other disposition of all or substantially all of the assets of Buyer or Mackay Parent located in the Comstock Region, in each case pursuant to which the aggregate consideration paid or payable, including the assumption of indebtedness and any contingent or deferred consideration, equals or exceeds $500,000,000.

“Closing” has the meaning set forth in Section 7.01.

“Closing Date” has the meaning set forth in Section 7.01.

“Code” means the Internal Revenue Code of 1986, as amended.

“Comstock Region” means the region that encompasses the Properties covered by this Agreement and the properties acquired in connection with the Prior MIPA.

“Construction Decision” means a decision by the board of directors of Buyer or Mackay Parent to proceed with the construction of a mine (i.e., an operation to remove and recover ore for commercial profit) on any of the Properties, where all financing for such construction has been completed prior to such decision; provided that the term “Construction Decision” shall not include a decision to implement one or more bulk sampling programs.

“Contingent Payment” has the meaning set forth in Section 2.03(d).

“CRE” has the meaning set forth in the recitals.

“CRMSS” has the meaning as set forth in Section 5.10.

“Deed of Trust” means a deed of trust to be recorded against the Properties in Lyon County and Storey County, Nevada, securing Buyer’s obligation to make the Second Tranche Payment under this Agreement, in form and substance reasonably satisfactory to Seller.

“Direct Claim” has the meaning set forth in Section 8.05(c).

“Disclosure Schedules” means the Disclosure Schedules listed on Schedule C hereto, delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.

“Dollars or $” means the lawful currency of the United States unless stated otherwise.

“Drop Dead Date” has the meaning set forth in Section 9.01(b)(i).

“Effective Date” has the meaning set forth in the Preamble.

“Encumbrance” means any lien, pledge, mortgage, deed of trust, security interest, charge, or other similar encumbrance.

“Exchange” means the TSX Venture Exchange.

“First Tranche Shares” has the meaning set forth in Section 2.02(b).

“Foundation” has the meaning set forth in Section 5.13.

“Fraud” means, with respect to a party, common law fraud involving an actual and intentional misrepresentation of a material existing fact with respect to any representation or warranty in Article III or Article IV, made by such party with actual knowledge of its falsity and made for the purpose of inducing the other party to act, and upon which the other party justifiably relies with resulting Losses. For the avoidance of doubt, “Fraud” shall not include any claim for equitable fraud, constructive fraud, promissory fraud, unfair dealings fraud, fraud by reckless or negligent misrepresentation or any tort based on negligence or recklessness.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court, or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination, or award entered by or with any Governmental Authority.

“Hazardous Materials” has the meaning set forth in Section 3.24.

“Indemnified Party” has the meaning set forth in Section 8.04.

“Indemnifying Party” has the meaning set forth in Section 8.04.

“Initial Payment” has the meaning set forth in Section 2.02(a).

“Insured Exception” has the meaning set forth in Section 5.01(b).

“knowledge” means, with respect to a Person, such Person’s actual knowledge. For purposes of this Agreement, “knowledge” means, with respect to Seller, the actual knowledge of the senior mining officers of Seller, namely Corrado DeGasperis, Michael Norred, and Judd Merrill, and with respect to Buyer, the actual knowledge of Darwin Green and Aris Morfopoulos.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement, or rule of law of any Governmental Authority.

“Losses” means actual out-of-pocket losses, claims, damages, liabilities, deficiencies, actions, judgments, interest, awards, Taxes, penalties, fines, costs or expenses, including, reasonable legal, consultant and attorneys’ fees, and the cost of enforcing any right to indemnification hereunder.

“Mackay Parent” has the meaning set forth in the preamble.

“Mackay Parent Shares” means the common shares or other equity securities of Mackay Parent listed for trading on the Exchange.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is materially adverse to (a) the results of operations or financial condition of the Acquired Entities, taken as a whole, or (b) the ability of Seller to consummate the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Acquired Entities operate; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; (vi) any matter of which Buyer is aware on the date hereof; (vii) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (viii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with any Acquired Entity; (ix) any natural or man-made disaster or acts of God; or (x) any epidemics, pandemics, disease outbreaks, or other public health emergencies.

“Material Agreements” has the meaning set forth in Section 3.13.

“Membership Interests” means the membership interests of the Acquired LLCs.

“Non-Compete Area” has the meaning set forth in Section 5.08(a).

“Non-Party Affiliates” has the meaning set forth in Section 10.15.

“Non-Refundable Deposit” means the deposit of $150,000 previously paid by Buyer to Seller upon execution of that certain letter of intent between Seller and Buyer dated April 13, 2026, which shall be credited against the Initial Payment only if the Closing occurs and otherwise shall be retained by Seller.

“Organizational Documents” means (a) in the case of a Person that is a corporation, its articles or certificate of incorporation and its by-laws, regulations or similar governing instruments required by the laws of its jurisdiction of formation or organization; (b) in the case of a Person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (c) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; and (d) in the case of a Person that is none of a corporation, partnership (limited, limited liability, general or otherwise), limited liability company or natural person, its governing instruments as required or contemplated by the laws of its jurisdiction of organization.

“Permits” means all permits, licenses, franchises, approvals, authorizations, and consents required to be obtained from Governmental Authorities.

“Permitted Exceptions” has the meaning set forth in Section 5.01(b).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity.

“Prior MIPA” has the meaning set forth in the recitals.

“Privileged Communications” has the meaning set forth in Section 10.14(b).

“Properties” has the meaning set forth in the recitals.

“Purchase Price” has the meaning set forth in Section 2.02.

“Real Property Leases” means the leases of real property to which each Acquired Entity is a party, either as Lessor or Lessee, as listed on Schedule B.

“Recorded Documents” has the meaning set forth in Section 5.01(b).

“Representative” means, with respect to any Person, any and all managers, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Royalty Agreement” has the meaning set forth in Section 7.02(c).

“Second Tranche Payment” has the meaning set forth in Section 2.03(c).

“Second Tranche Shares” has the meaning set forth in Section 2.03(c).

“Securities Act” has the meaning set forth in Section 3.25.

“Seller” has the meaning set forth in the preamble.

“Seller Group” has the meaning set forth in Section 10.14(a)(i).

“Seller Group Law Firm” has the meaning set forth in Section 10.14(a)(i).

“Surety Bond” means the approximately $8,750,000 surety bond maintained by certain of the Acquired Entities in respect of the Properties, together with all cash collateral, reimbursement rights, contract rights, deposits and other assets related thereto, including approximately $4,000,000 of cash collateral securing such surety bond.

“Tax Return” means any return, declaration, report, claim for refund, information return, or statement or other document required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Third-Party Claim” has the meaning set forth in Section 8.05(a).

“Warehouse Fire” has the meaning set forth in Section 5.14.

ARTICLE II
PURCHASE AND SALE

Section 2.01    Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title and interest in and to the Acquired Interests for the consideration specified in Section 2.02.

Section 2.02    Purchase Price. The aggregate purchase price for the Acquired Interests (the “Purchase Price”), shall consist of the following components:

(a)    $20,000,000 (the “Initial Payment”);

(b)    2,000,000 Mackay Parent Shares (the “First Tranche Shares”);

(c)    the Second Tranche Payment (as defined below); and

(d)    the amount, if any, that becomes payable under Section 2.03(d).

Section 2.03    Payments. The Purchase Price shall be paid as follows:

(a)    At the Closing, the Buyer shall deliver to Seller an amount equal to the Initial Payment, by wire transfer of immediately available funds to the account or accounts designated in writing by Seller to Buyer not less than two (2) Business Days prior to the Closing Date, less a credit in the amount of the Non-Refundable Deposit (for the avoidance of doubt, the Non-Refundable Deposit shall be credited against the Initial Payment only if the Closing occurs);

(b)    At the Closing, Mackay Parent shall issue the First Tranche Shares to Seller in book-entry form through Mackay Parent’s transfer agent. Buyer and Mackay Parent shall cause the First Tranche Shares to be duly authorized, validly issued, fully paid and non-assessable and shall cause appropriate restrictive legends and stop-transfer instructions to be imposed thereon in order to give effect to the transfer restrictions set forth in Section 5.09(b) and to comply with applicable securities Laws and Exchange requirements.

(c)    Within eighteen (18) months following the Effective Date, Buyer shall pay to Seller $7,000,000 (the “Second Tranche Payment”). If the volume-weighted average trading price of the Mackay Parent Shares on the Exchange for the twenty (20) trading days ending three (3) trading days prior to the date that Buyer makes the Second Tranche Payment (the “VWAP Price”) is between $0.50 and $1.00, Buyer may, at its election, pay up to $1,000,000 of the Second Tranche Payment by delivering to Seller Mackay Parent Shares (“Second Tranche Shares”) at a deemed value per Second Tranche Share of the VWAP Price. If the VWAP Price is above $1.00, Buyer may, at its election, pay up to $2,000,000 of the Second Tranche Payment by delivering to the Seller Second Tranche Shares at a deemed value per Second Tranche Share of the VWAP Price. Buyer shall pay the portion of the Second Tranche Payment which is not satisfied by the delivery of Second Tranche Shares to Seller in cash by wire transfer of immediately available funds to the account or accounts designated in writing by Seller. If Buyer elects to satisfy any portion of the Second Tranche Payment through the issuance of Second Tranche Shares, Buyer and Mackay Parent shall cause such Second Tranche Shares to be duly authorized, validly issued, fully paid and non-assessable and delivered in book-entry form through Mackay Parent’s transfer agent, together with such restrictive legends and stop-transfer instructions as are necessary to give effect to the transfer restrictions set forth in Section 5.09(b) and to comply with applicable securities Laws and Exchange requirements. The Second Tranche Payment shall bear interest at the rate of twelve percent (12%) per annum after its due date until paid in full and shall be secured by the Deed of Trust, which Deed of Trust shall be promptly reconveyed and terminated upon satisfaction of the Second Tranche Payment.

(d)    If, at any time on or prior to the date that is seven (7) years after the Closing Date, (i) Buyer or Mackay Parent makes a Construction Decision in respect of a mine on any of the Properties, or (ii) a Change of Control occurs, then Buyer shall pay to Seller $10,000,000 in cash (the “Contingent Payment”) no later than ninety (90) days following the occurrence of such triggering event. Buyer shall provide Seller with written notice of the occurrence of any event that constitutes, or would reasonably be expected to constitute, a triggering event for the Contingent Payment within five (5) Business Days following Buyer’s or Mackay Parent’s actual knowledge thereof. The Contingent Payment shall be payable only once.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that the statements contained in this ARTICLE III are true and correct as of the date hereof.

Section 3.01    Organization and Authority of Seller. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada. Seller has all necessary corporate power and authority to enter into this Agreement and the Ancillary Documents to which it is or will be a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and the Ancillary Documents to which Seller is or will be a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) constitutes, and each Ancillary Document to which Seller is or will be a party when duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto) will constitute, a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 3.02    Organization, Authority and Qualification of the Acquired Entities. Each Acquired LLC is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Nevada and has all necessary limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted. CRE is a corporation duly incorporated, validly existing and in good standing under the Laws of the state of Nevada and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted. Each Acquired Entity is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect and subject to environmental laws and regulations that can impose civil or criminal sanctions and that may restrict or limit certain business activities or require it to mitigate the effects of contamination caused by the release or disposal of Hazardous Materials by Persons other than such Acquired Entity into the environment. All limited liability company or corporate actions taken by each Acquired Entity in connection with this Agreement and the Ancillary Documents will be duly authorized on or prior to the Closing.

Section 3.03    Capitalization.

(a)    Seller is the record owner of and has good and valid title to the Acquired Interests, free and clear of all Encumbrances. The Membership Interests constitute 100% of the total issued and outstanding membership interests in each Acquired LLC. The shares of capital stock of CRE included in the Acquired Interests constitute 100% of the total issued and outstanding shares of capital stock of CRE. The Acquired Interests have been duly authorized and are validly issued, fully paid and non-assessable.

(b)    There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any membership interests in any Acquired LLC or shares of capital stock of CRE or obligating Seller or any Acquired Entity to issue or sell any equity interests (including the Acquired Interests), or any other interest in, any Acquired Entity. Other than the Organizational Documents, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Acquired Interests.

Section 3.04    No Subsidiaries. Except as set forth in the Disclosure Schedules, no Acquired Entity owns or has any capital stock or other equity interests in any other Person.

Section 3.05    No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the Ancillary Documents to which it is or will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of any provision of the Organizational Documents of Seller or any Acquired Entity; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller or any Acquired Entity; or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under any contract, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice or obtain consent would not have a Material Adverse Effect. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller or any Acquired Entity in connection with the execution and delivery of this Agreement and the Ancillary Documents to which Seller is or will be a party and the consummation of the transactions contemplated hereby and thereby, except where the failure to obtain or make such consents, approvals, Permits, Governmental Orders, declarations, filings or notices would not have, in the aggregate, a Material Adverse Effect.

Section 3.06    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

Section 3.07    No Adverse Proceedings. As of the Effective Date, there are no actions, suits, arbitrations, orders, decrees, claims, writs, injunctions, government investigations, proceedings pending or, to a Seller’s knowledge, threatened in writing against Seller or any Acquired Entity which, if determined adversely to such entity, would: (a) adversely affect the ability of any Seller to perform its material obligations hereunder; (b) result in the imposition of a lien or other encumbrance on the Acquired Interests, the Properties, or assets of the Acquired Entity; or (c) that would be expected to have a Material Adverse Effect on the business or assets of the Acquired Entities.

Section 3.08    Taxes. Each Acquired Entity is a wholly owned subsidiary and a disregarded entity for federal income tax purposes and, accordingly, has been consolidated with all Tax Returns filed by Seller. Each Acquired Entity has no employees. There are no Tax Liens on the Acquired Interests or any assets of any Acquired Entity, other than for current real property Taxes not yet due and payable.

Section 3.09    Bankruptcy. Neither Seller nor any Acquired Entity has: (a) made a general assignment for the benefit of creditors; (b) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by any of its creditors; (c) suffered the appointment of a receiver to take possession of all, or substantially all, of a its assets, which remains pending; or (d) suffered the attachment or other judicial seizure of all, or substantially all of its assets, which remains pending.

Section 3.10    Undisclosed Liabilities. Except as set forth in the Disclosure Schedules or as would not otherwise constitute a Material Adverse Effect, the Acquired Entities have no indebtedness, obligation or other liability (contingent or otherwise) subject to environmental laws and regulations that can impose civil or criminal sanctions and that may restrict or limit certain business activities or require the Acquired Entities to mitigate the effects of contamination caused by the release or disposal of Hazardous Materials by Persons other than the Acquired Entities into the environment.

Section 3.11    Real Property Leases. Seller has delivered to Buyer true, accurate and complete copies of all Real Property Leases (and any amendments thereto). The Acquired Entities hold valid leasehold interests in all of the properties subject to the Real Property Leases, free and clear of all Encumbrances. Each Real Property Lease is in full force and effect and is the legal, valid and binding obligation of the Acquired Entities and of the counterparty, enforceable in accordance with its terms, except that enforcement of the Real Property Leases may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Law, now or hereafter in effect, affecting creditor’s rights generally. With respect to all Real Property Leases under which an Acquired Entity is a lessor, (i) such leases are in good standing and in full force and effect; (ii) except for certain uncapped and uninsured repair and maintenance obligations under the Gold Hill Hotel lease arrangements, the Acquired Entity lessors under such leases are not responsible as of the Effective Date for maintenance expenses or capital expenditures under such leases in the aggregate amount of more than $5,000; (iii) the lessees under such leases have timely paid all amounts due under their respective leases in full, or if such amounts have not been timely paid in full, such instances of non-payment have been promptly remedied within thirty (30) days of such non-payment; (iv) there have been no insurance claims made with respect to any land, properties, fixtures, buildings, or personal property located on or associated with any such leases; and (v) there are no outstanding claims or litigation under any such leases, whether by or against an Acquired Entity.

Section 3.12    Land Use. To Seller’s knowledge: (a) the Properties and the properties subject to the Real Property Leases comprise all of the real property used in any Acquired Entity’s business; (b) the current use and occupancy of the Properties and the properties subject to the Real Property Leases and the operation of the Acquired Entities’ business: (i) complies in all material respects with all Laws including the local zoning Laws, subject to environmental laws and regulations that can impose civil or criminal sanctions and that may restrict or limit certain business activities or require the Acquired Entities to mitigate the effects of contamination caused by the release or disposal of Hazardous Materials by Persons other than such Acquired Entity into the environment; and (ii) does not violate any easement, covenant, condition, restriction or similar provision in any instrument of record or other unrecorded agreement or instrument affecting such property, subject to environmental laws and regulations that can impose civil or criminal sanctions and that may restrict or limit certain business activities or require the Acquired Entities to mitigate the effects of contamination caused by the release or disposal of Hazardous Materials by Persons other than such Acquired Entity into the environment; (c) each Acquired Entity has not subleased, licensed or otherwise granted any Person the right to use or occupy all or any portion of such property; (d) each Acquired Entity has not collaterally assigned or granted any other Encumbrance in any such lease or any interest therein; and (e) to the knowledge of Seller, there are no condemnation or eminent domain proceedings pending or, to the knowledge of Seller, threatened against any of the Properties or the properties subject to the Real Property Leases .

Section 3.13    Material Agreements. The Disclosure Schedules contain a true and complete list of the following contracts or agreements (other than the Real Property Leases) to which each Acquired Entity is a party, to the extent applicable (“Material Agreements”): (a) any agreement creating a partnership or joint venture; (b) any agreement under which each Acquired Entity has created, incurred, assumed or guaranteed any indebtedness for borrowed money or any capitalized lease obligation in excess of $5,000 or under which it has imposed a lien on any of its material assets; (c) contracts for the future acquisition or sale of any assets involving $5,000 or more individually (or in the aggregate, in the case of any related series of contracts), other than acquisitions or sales in the ordinary course of business; (d) contracts containing covenants of the Acquired Entities prohibiting or limiting the right to compete in any line of business or prohibiting or restricting its ability to conduct business with any Person or in any geographical area; (e) contracts relating to the acquisition by the Acquired Entities of any operating business, the capital of any other Person; (f) contracts requiring the payment by or to the Acquired Entities of a royalty, “finders’ fee,” brokerage commission, override or similar commission or fee; (g) contracts with third party administrators or other persons for the provision of any management, administrative or claims processing service; (h) any contract that is a power of attorney, proxy or similar instrument; (i) any stock option agreement, restricted stock agreement, phantom stock agreement, stock appreciation rights, plan of equity compensation, or similar agreement, arrangement or understanding; (j) any contract under which any Acquired Entity has been prepaid in an amount in excess of $1,000 for goods and services not delivered or requiring the delivery of services or products in the future; (k) any other contract the performance of the executory portion of which involves consideration in excess of $5,000; (l) any contract under which any Acquired Entity employs a Person or Persons or contracts for the services of a Person or Persons in the operation of business of the Acquired Entities; and (m) any contract that cannot be terminated by the Acquired Entities upon not more than thirty (30) days’ notice. All such Material Agreements are in full force and effect and are the valid and binding obligations of the Acquired Entities and to Seller’s knowledge, of their respective counterparties, enforceable in accordance with their respective terms. Neither the Acquired Entities nor, to Seller’s knowledge, any other Person is in default or breach in the observance or the performance of any term or obligation to be performed by it under any Material Agreement, except for defaults or breaches involving a de minimis amount or of an incidental nature.

Section 3.14    Insurance. The Disclosure Schedules contain a true and complete list of all liability, property, workers’ compensation, directors’ and officers’ liability, errors and omissions, fidelity bond, reinsurance, medical malpractice and other material insurance policies (including all self-insurance policies) maintained by or for the benefit of the Acquired Entities or any landlords. Each policy listed in the Disclosure Schedules is valid and binding and in full force and effect, all premiums due thereunder have been paid in full, and the Acquired Entities has not received any written notice of cancellation or termination in respect of any such policy. To Seller’s knowledge, no event has occurred which constitutes, or with notice or lapse of time or both, would constitute, a material breach or a default, or permit the termination, material modification or acceleration under, any such policy. The Disclosure Schedules further list and describe all material claims for payment made by the Acquired Entities against its insurance policies since January 1, 2021.

Section 3.15    Employees; Labor Relations. Each Acquired Entity has no employees. Each Acquired Entity is not a party to or bound by any collective bargaining agreement, and has not experienced any strike, slowdown, work stoppage, lockout or other collective bargaining dispute. There is no unfair labor practice charge or complaint against any Acquired Entity pending before the National Labor Relations Board or similar governmental authority in the State of Nevada or any other jurisdiction where each Acquired Entity is engaged in business and there has been no charge of discrimination filed against any Acquired Entity with the Equal Employment Opportunity Commission or similar governmental authority in the State of Nevada or any other jurisdiction where each Acquired Entity is engaged in business. Each Acquired Entity is not a party to any employment agreement, independent contractor agreement, consulting agreement, advisory or service agreement, deferred compensation agreement, bonus agreement (including all agreements that require a payment to any Person upon the consummation of the transaction contemplated by this agreement), or severance contract. Each Acquired Entity has not made any loans or advance to any officer or director of the Acquired Entities.

Section 3.16    Absence of Certain Changes or Events. Except as set forth in the Disclosure Schedules, each Acquired Entity has conducted its business in the ordinary course and has not: (a) suffered any Material Adverse Effect; (b) incurred any indebtedness, obligation or other liability (contingent or otherwise), subject to environmental laws and regulations that can impose civil or criminal sanctions and that may restrict or limit certain business activities or require the Acquired Entities to mitigate the effects of contamination caused by the release or disposal of Hazardous Materials by Persons other than such Acquired Entities into the environment; (c) created, permitted or allowed any lien with respect to the Acquired Entities assets; (d) executed, materially amended, or terminated any Material Agreement to which it is or was a party or by which any of the Acquired Entities assets are bound or affected; amended, terminated or waived any of its material rights thereunder; or received notice of termination, amendment, or waiver of any Material Agreement or any material rights thereunder; (e) instituted, settled, or agreed to settle, any litigation, action, or proceeding before any governmental authority, court or arbitrators; (f) sold, assigned or transferred any assets; (g) made any capital commitments therefor in excess of $1,000 in the aggregate; (h) suffered any theft, damage, destruction or casualty loss to its property in excess of $1,000 not covered by insurance; (i) declared or paid any dividend or made any distribution on the Acquired Interests, or redeemed or purchased any of the Acquired Interests; (j) made any loan or any investment in or capital contribution to, or extended any credit to, any Person; (k) made any material election with respect to Taxes, agreed to make any material claim or assessment in respect of Taxes, agreed to an extension or waiver of the limitation period to any claim or assessment in respect of Taxes, or filed any claim for a Tax refund or amended any income or other Tax Return; (l) waived or released any debts, claims or rights of value, or written down the value of any assets or written down or off any receivable in excess of $1,000 for any single occurrence or $5,000 in the aggregate; or (m) entered into any agreement or made any commitment to take any of the types of action described herein.

Section 3.17    Employee Benefit Plans; No Acquired Entity provides, nor has any liability for, health or welfare benefits, retirement, pension deferred compensation, defined benefit plan or other benefit plan with respect to any current, retired or former employees of the Acquired Entities.

Section 3.18    Certain Business Relationships; Managers and Officers. Except as set forth in the Disclosure Schedules no manager or officer of the Acquired Entities or any affiliate of the Acquired Entities or Seller, nor any family member of any of the foregoing: (a) owns, directly or indirectly, in whole or in part, any property, assets or rights, which are associated with or necessary for the use, operation or conduct of any of the Acquired Entities business, or (b) has a contract to furnish material services or goods to the Acquired Entities. The Disclosure Schedules identify all managers and officers of the Acquired Entities, all of whom shall resign as of the Closing.

Section 3.19    Licenses and Governmental Authorizations; General Compliance With Laws. Each Acquired Entity currently holds all licenses, permits or other certifications issued by each governmental authority necessary for the current operation of its business, and said licenses are and shall through the Closing Date be unrestricted, unconditional, in good standing and in full force and effect and subject to no waivers or limitation, subject to environmental laws and regulations that can impose civil or criminal sanctions and that may restrict or limit certain business activities or require each Acquired Entity to mitigate the effects of contamination caused by the release or disposal of Hazardous Materials by Persons other than such Acquired Entity into the environment. Such licenses, permits, and authorizations are listed in the Disclosure Schedules. Each Acquired Entity and its operations are in compliance in all material respects with all applicable Laws in all jurisdictions where each Acquired Entity is conducting business, subject to environmental laws and regulations that can impose civil or criminal sanctions and that may restrict or limit certain business activities or require the Acquired Entities to mitigate the effects of contamination caused by the release or disposal of Hazardous Materials by Persons other than such Acquired Entity into the environment. Each Acquired Entity has not been charged with, or given notice of, and to Seller’s knowledge, each Acquired Entity is not under investigation with respect to, any violation of, or any obligation to take remedial action under, any applicable Law.

Section 3.20    Guarantees. No Acquired Entity is a guarantor or otherwise contractually responsible for any liability or obligation (including indebtedness) of any other Person.

Section 3.21    Banks and Depositories. The Disclosure Schedules set forth a list of the name and address of each bank or other financial institution in which each Acquired Entity has an account or safe deposit box, the identity of each such account or safe deposit box (including account number), and the names of all Persons authorized to draw on each account and to have access to each safe deposit box;

Section 3.22    Title to the Property. Except as set forth in the Disclosure Schedules or in the Permitted Exceptions, each Acquired Entity has, and shall have as of the Closing, good and marketable indefeasible fee simple title to the surface and mineral estates of the Properties, free and clear of all Encumbrances other than Permitted Exceptions and subject to environmental laws and regulations that can impose civil or criminal sanctions and that may restrict or limit certain business activities or require the Acquired Entities to mitigate the effects of contamination caused by the release or disposal of Hazardous Materials by Persons other than such Acquired Entity into the environment, and there are no outstanding leases, licenses, contracts to sell, options, rights of first offer or rights of first refusal to purchase such Properties or any portion thereof or interest therein.

Section 3.23    Compliance with Laws. Neither Seller nor any Acquired Entity has received any notice or notices in writing, from any Governmental Authority, of any material violation of any applicable Law, where any such violation would be expected to have a Material Adverse Effect, subject to environmental laws and regulations that can impose civil or criminal sanctions and that may restrict or limit certain business activities or require the Acquired Entities to mitigate the effects of contamination caused by the release or disposal of Hazardous Materials by Persons other than such Acquired Entity into the environment.

Section 3.24    Environmental Matters. Except as set forth in the Disclosure Schedules, to Seller’s knowledge, there have been no disposals, releases or threatened releases of Hazardous Materials on, from or under the Properties by or on behalf of Seller, the Acquired Entities or any of their Affiliates in violation of applicable Laws, and Seller is not aware of any such disposals, releases or threatened releases of Hazardous Materials prior to Seller’s, the Acquired Entities’, or their Affiliates’ acquisition of such Properties. Neither Seller nor any Acquired Entity, nor, to their knowledge, any other Person, has used, generated, manufactured or stored on, under or about, or transported to or from the Properties any Hazardous Materials in violation of applicable Laws. For purposes of this Agreement: (a) the terms “disposal,” “release,” and “threatened release” shall have the definitions assigned thereto by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 et seq., as amended (“CERCLA”), and (b) “Hazardous Materials” shall mean any hazardous, corrosive, ignitable, explosive, infectious, radioactive, carcinogenic, petroleum-derived, or toxic substance, material or waste that is regulated under, or defined as a “hazardous substance,” “hazardous waste,” “carcinogen,” “toxic substance,” “pollutant,” “contaminant,” “toxic chemical,” “hazardous materials” or “hazardous chemical” under: (1) CERCLA; (2) the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq.; (3) the Clean Water Act, 33 U.S.C. Section 1251, et seq.; (4) the Clean Air Act, 42 U.S.C. Section 7401 et seq.; (5) the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Section 1101 et seq.; (6) the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq.; (7) the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; (8) the Occupational Safety and Health Act of 1970, 29 U.S.C. Section 651 et seq.; (9) regulations promulgated under any of the above statutes; or (10) any applicable state or local Law that has a scope or purpose similar to those statutes identified above.

Section 3.25    Securities Law Matters. Seller is an “accredited investor” as defined in Rule 501(a) under the Securities Act of 1933, as amended (the “Securities Act”). Seller is acquiring the Mackay Parent Shares solely for the Seller’s own beneficial account, for investment purposes, and not with a view to, or for resale in connection with, any distribution of the Mackay Parent Shares. The Seller understands that the Mackay Parent Shares have not been and will not be registered under the Securities Act or any state securities laws by reason of specific exemptions under the provisions thereof which depend in part upon the investment intent of the Seller and of the other representations made by the Seller in this Agreement. The Seller understands that the Mackay Parent Shares will be “restricted securities” under applicable federal securities laws and that the Securities Act and the rules of the U.S. Securities and Exchange Commission provide in substance that the Seller may dispose of the Mackay Parent Shares only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, and the Seller understands that the Mackay Parent has no obligation to register any of the Mackay Parent Shares or the offering or sale thereof, or to take action so as to permit offers or sales pursuant to the Securities Act or an exemption from registration thereunder (including pursuant to Rule 144 thereunder). Consequently, the Seller understands that it must bear the economic risks of the investment in the Mackay Parent Shares for an indefinite period of time. Seller represents and warrants that neither it, nor any of its Rule 506(b) Related Parties is a “bad actor” within the meaning of Rule 506(d) promulgated under the Securities Act (for purposes of this Agreement, “Rule 506(d) Related Parties” means any person deemed to beneficially own the Mackay Parent Shares held by Seller, as determined in accordance with Regulation 13D-G under the Securities Exchange Act of 1934, as amended).

Section 3.26    No Other Representations and Warranties. Except for the representations and warranties contained in this ARTICLE III (including the related portions of the Disclosure Schedules), none of Seller, the Acquired Entities or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller or any Acquired Entity, including any representation or warranty as to the accuracy or completeness of any information regarding the Acquired Entities furnished or made available to Buyer and its Representatives (including any information, documents or material delivered or made available to Buyer, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Acquired Entities, or any representation or warranty arising from statute or otherwise in law.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this ARTICLE IV are true and correct as of the date hereof.

Section 4.01    Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware. Buyer has all necessary corporate power and authority to enter into this Agreement and the Ancillary Documents to which Buyer is or will be a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any Ancillary Documents to which Buyer is or will be a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) constitutes, and each Ancillary Document to which Buyer is or will be a party when duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto) will constitute, a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.02    No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Documents to which it is or will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of any provision of the Organizational Documents of Buyer; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under any agreement to which Buyer is a party, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice or obtain consent would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the Ancillary Documents to which it is or will be party and the consummation of the transactions contemplated hereby and thereby, except where the failure to obtain or make such consents, approvals, Permits, Governmental Orders, declarations, filings or notices would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby and thereby.

Section 4.03    Investment Purpose. Buyer is acquiring the Acquired Interests solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Acquired Interests are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Acquired Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Buyer is able to bear the economic risk of holding the Acquired Interests for an indefinite period (including total loss of its investment) and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment. Buyer has had the opportunity to visit with the Acquired Entities and meet with the officers of the Acquired Entities and other representatives to discuss the business, assets, liabilities, financial condition and operations of the Acquired Entities, has received all materials, documents and other information that Buyer deems necessary or advisable to evaluate the Acquired Entities and the Acquired Interests and has made its own independent examination, investigation, analysis and evaluation of the Acquired Entities and the Acquired Interests, including its own estimate of the value of the Acquired Interests. Buyer has undertaken such due diligence (including a review of the properties, liabilities, books, records, and contracts of the Acquired Entities) as Buyer deems adequate.

Section 4.04    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Buyer.

Section 4.05    Sufficiency of Funds. Buyer has, and at the Closing will have, sufficient cash on hand or other sources of immediately available funds to pay the Initial Payment and all other amounts payable by Buyer at the Closing, and Buyer has, or when due will have, sufficient cash on hand or other sources of immediately available funds to pay the Second Tranche Payment and the Contingent Payment. Mackay Parent has taken all corporate action necessary to authorize the issuance of the First Tranche Shares and, if applicable, the Second Tranche Shares, subject only to receipt of any required Exchange approvals. Buyer’s and Mackay Parent’s obligations under this Agreement are not subject to any financing condition.

Section 4.06    Validity of Mackay Parent Shares. The First Tranche Shares and, if applicable, the Second Tranche Shares, when issued and delivered in accordance with this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and free and clear of all Encumbrances other than restrictions arising under applicable securities Laws and this Agreement.

Section 4.07    Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Acquired Entities, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller and the Acquired Entities for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and the Ancillary Documents to which it is or will be a party and to consummate the transactions contemplated hereby and thereby, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller set forth in ARTICLE III of this Agreement (including the related portions of the Disclosure Schedules); and (b) none of Seller, the Acquired Entities or any other Person has made any representation or warranty as to Seller, the Acquired Entities or this Agreement, or to the accuracy or completeness of any information regarding Seller or the Acquired Entities furnished or made available to Buyer and its Representatives, except as expressly set forth in ARTICLE III of this Agreement (including the related portions of the Disclosure Schedules).

ARTICLE V
COVENANTS

Section 5.01    Access to Information: Title to Properties.

(a)    From the date hereof until the Closing, Seller shall, and shall cause each Acquired Entity to: (i) afford Buyer and its Representatives reasonable access to and the right to inspect all of the Properties, properties subject to the Real Property Leases, assets, premises, books and records, contracts, agreements and other documents and data related to the Acquired Entities; (ii) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Acquired Entities as Buyer or any of its Representatives may reasonably request; and (iii) instruct the Representatives of Seller and the Acquired Entities to cooperate with Buyer in its investigation of the Acquired Entities; provided, however, that any such investigation shall be conducted during normal business hours upon reasonable advance notice to Seller, under the supervision of Seller’s personnel and in such a manner as not to interfere with the normal operations of the Acquired Entities. All requests by Buyer for access pursuant to this Section 5.01(a) shall be submitted or directed exclusively to Corrado De Gasperis or such other individuals as Seller may designate in writing from time to time.

(b)    Buyer acknowledges and agrees that title insurance is generally not available for mining claims in the U.S. Seller represents and warrants that Seller has provided Buyer with all existing surveys, title insurance policies, title opinions, title insurance abstracts, landman’s title chain or runsheet and other evidence of title in the possession of the Seller or the Acquired Entities relating to any of the Properties (“Land Records”). Buyer acknowledges and agrees that Buyer has received copies of Land Records and acknowledges any and all Encumbrances, title defects, title exceptions or other similar matters disclosed in the Land Records (“Permitted Exceptions”).

Section 5.02     [Intentionally Omitted].

Section 5.03    Closing Conditions. From the date hereof until the Closing, each party hereto shall, and Seller shall cause each Acquired Entity to, use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in ARTICLE VI hereof.

Section 5.04    Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 5.05    Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute, and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 5.06    Operation of the Business of the Acquired Entities. Between the date of this Agreement and the Closing Date, unless otherwise consented to in writing by the Buyer (which consent the Buyer may withhold at its discretion), the Seller shall observe and shall cause each Acquired Entity to observe, the following covenants:

(a)    except as otherwise allowed or required pursuant to the terms of this Agreement, each Acquired Entity shall conduct its business in the ordinary course, consistent with past practices;

(b)    Seller and the Acquired Entities shall preserve the Acquired Entities’ business and their current business organization, maintain the relations and goodwill with all material suppliers, customers, landlords and others having material business relationships with the Acquired Entities;

(c)    Seller shall cause each Acquired Entity to maintain all of its assets and properties that are material to the operation of the business in their current condition, ordinary wear and tear excepted, and maintain in full force and effect the insurance described in Section 3.14 or insurance providing comparable coverage;

(d)    Seller shall maintain the Surety Bond in full force and effect and shall take no action which could result in its release or forfeiture or cause any Governmental Authority to call on the Surety Bond;

(e)    Seller and the Acquired Entities shall not amend any Material Agreement or terminate any Material Agreement prior to the expiration of the term thereof;

(f)    Seller and the Acquired Entities shall maintain the Real Properties and Real Property Leases in good standing in all material respects, and shall comply with all applicable laws in connection therewith and its operations thereon;

(g)    Seller and the Acquired Entities shall not, without the prior written consent of Buyer, enter into any contract in respect of the Properties, the Real Property Leases, or the Acquired Entities;

(h)    Seller and the Acquired Entities shall not enter into or commit to enter into any material transactions relating to the Properties, the Real Property Leases, or the Acquired Entities;

(i)    The Acquired Entities shall not make or commit to make any distributions, dividends, or special bonuses or incur any liabilities, liens, or encumbrances on the Acquired Entities’ respective properties without the prior written consent of Buyer;

(j)    Seller and the Acquired Entities shall maintain their books, accounts and records in the usual, regular and ordinary manner, on a basis consistent with prior years; and

(k)    Seller and the Acquired Entities shall not take any affirmative action, or fail to take any commercially reasonable action within their control, which would result in any of the representations and warranties of the Seller in this Agreement not being true and correct in all material respects on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date.

Section 5.07    Pre-Closing Restructuring of Acquired Entities. Prior to Closing, Seller shall, effect such internal transfers, assignments, conveyances or other restructuring transactions for the purpose of causing the Acquired Entities to hold only those assets, contracts and properties intended to be included in the transactions contemplated hereby. No failure to complete any such restructuring transaction shall constitute a breach of this Agreement or a failure of any condition to Closing.

Section 5.08    Non-Compete. For a period of five (5) years after the Closing Date:

(a)    Neither Seller nor its Affiliates and their respective officers or owners shall, without the prior written approval of Buyer (such approval shall be at Buyer’s absolute discretion), directly or indirectly, either individually or on behalf of or through any Person, (i) locate, stake, lease, option, purchase or otherwise acquire or become entitled to acquire any interest, directly or indirectly, in any property, mineral rights, land rights, surface rights, water rights or other mining-related assets within five miles of any of the Properties (the “Non-Compete Area”).

(b)    The obligations of Buyer pursuant to sections 5.09 (a) and (b) of the Prior MIPA are hereby terminated, and the parties acknowledge that Buyer has no further non-competition obligations.

Section 5.09    Mackay Parent Shares.

(a)    Regulation S Legend Removal. Provided that the Mackay Parent is a “foreign issuer” as defined in Rule 901(e) of Regulation S (“Regulation S”) under the Securities Act, and the Mackay Parent Shares are being sold in compliance with the requirements of Rule 904 of Regulation S and in compliance with local laws and regulations, Buyer shall cause Mackay Parent to cooperate reasonably with Seller in connection with the removal of restrictive legends from any Mackay Parent Shares issued pursuant to this Agreement at such time and to the extent that such restrictive legends are no longer required under applicable securities Laws or Exchange requirements.

(b)    Share Trading Restrictions. The First Tranche Shares shall be subject to contractual transfer restrictions, to be implemented by restrictive legend and/or stop-transfer instructions, such that twenty-five percent (25%) of the First Tranche Shares shall become freely transferable on the date that is eighteen (18) months after the date of issuance, an additional twenty-five percent (25%) shall become freely transferable on the date that is twenty-two (22) months after the date of issuance, an additional twenty-five percent (25%) shall become freely transferable on the date that is twenty-six (26) months after the date of issuance, and the remaining twenty-five percent (25%) shall become freely transferable on the date that is thirty (30) months after the date of issuance. The Second Tranche Shares, if any, shall be subject to contractual transfer restrictions, to be implemented by restrictive legend and/or stop-transfer instructions, such that all of the Second Tranche Shares shall become freely transferable on the date that is eighteen (18) months after the date of issuance. Buyer shall cause Mackay Parent and its transfer agent to take all ministerial actions reasonably necessary to effect the release of such transfer restrictions promptly upon the expiration of each applicable restriction period.

Section 5.10    CRMSS. Buyer acknowledges that the properties subject to the Real Property Leases and the Properties are located within and/or in close proximity to the Carson River Mercury Superfund Site (the “CRMSS”). In 1990, the CRMSS became part of the National Priorities List. The CRMSS covers five counties, about 330 square miles and more than 130 river miles in Northwestern Nevada. Historic mill sites in Carson City, Virginia City, Dayton, Washoe Valley and Pleasant Valley have mercury contamination. Waterways located next to mill sites spread mercury from the 100-year floodplain of Carson River to its ends where it dries up. EPA’s site investigation found mercury in soil, sediments (earthen materials that settle to the bottom of a water body), fish and wildlife. Buyer acknowledges and agrees that notwithstanding anything to the contrary in this Agreement, Seller shall not be responsible for any Losses incurred by Buyer that are related to, or arise from, the CRMSS, including without limitation any and all costs of remediation or actions associated with operating in the CRMSS. Accordingly, Buyer hereby releases and forever discharges Seller and its Affiliates and their past and present officers, directors, agents, servants, employees and attorneys, from any and all claims, debts, accounts reckonings, obligations, costs, and causes of action, of every kind and nature whatsoever, whether known or unknown, suspected or unsuspected, arising out of, or related to, the CRMSS; provided that the foregoing release shall not apply to any claims, debts, accounts, reckonings, obligations, costs, or causes of action arising out of any inaccuracy in, or breach of, any of the express representations or warranties of Seller set forth in this Agreement.

Section 5.11    Contingent Payment. Buyer shall not, and shall cause its Affiliates not to, directly or indirectly structure, effect or participate in any transaction or series of related transactions the primary purpose of which is to avoid or reduce the obligation to pay the Contingent Payment. Buyer shall not sell, transfer or otherwise dispose of the Properties, the Acquired Interests, any Acquired Entity, or all or substantially all of its assets in the region unless the applicable transferee expressly assumes in writing, for the benefit of Seller, the obligation to pay the Contingent Payment to the extent not previously satisfied. Upon Buyer or Mackay Parent making a Construction Decision or upon the occurrence of a Change of Control as described in Section 2.03(d), Buyer shall promptly notify Seller of such event and provide reasonable documentation to Seller evidencing the occurrence of such event.

Section 5.12    Employee Leases. Buyer acknowledges that certain Acquired Entities have entered into lease or occupancy arrangements with certain current employees of Seller pursuant to which such employees are permitted to occupy residential premises owned, leased, or controlled by the Acquired Entities. Buyer agrees to assume and honor all such arrangements and to permit the applicable employees to remain in occupancy on the same terms and conditions, for a period of up to five (5) years following the Closing Date, at the option of the applicable employee.

Section 5.13    Cabin in the Sky. It is the intent of the parties to donate the use of the Cabin in the Sky property to the Comstock Foundation for History and Culture (the “Foundation”) through a mechanism such as a long-term lease for $1 per year. The parties agree to cooperate in creating the lease document and presenting it to the Foundation.

Section 5.14    Warehouse Fire Matters. Buyer is entitled to all insurance proceeds received in connection with the matters described in Section 3.16 of the Disclosure Schedules (the “Warehouse Fire”), net of the amount of any applicable deductible. If Seller receives any payment of insurance proceeds in respect of the Warehouse Fire, it shall promptly notify Buyer of such proceeds, and Buyer and Seller shall cooperate to promptly transfer such insurance proceeds to Buyer.

ARTICLE VI
CONDITIONS TO CLOSING

Section 6.01    Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)    No Governmental Authority shall have enacted, issued, promulgated, enforced, or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b)    The Exchange shall have approved the transactions contemplated by this Agreement, including the issuance of the First Tranche Shares.

Section 6.02    Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a)    The representations and warranties of Seller contained in ARTICLE III shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect.

(b)    Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date.

(c)    Seller shall have delivered the items required to be delivered by Seller pursuant to Section 7.03.

(d)    Seller shall have caused any Properties not owned by an Acquired Company to have been conveyed to an Acquired Company.

(e)    There have been no events or circumstances that have, or with the passage of time would have, a Material Adverse Effect.

Section 6.03    Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a)    The representations and warranties of Buyer contained in ARTICLE IV shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect on Buyer’s ability to consummate the transactions contemplated hereby.

(b)    Buyer and Mackay Parent shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by them prior to or on the Closing Date.

(c)    Buyer or Mackay Parent shall have delivered the items required to be delivered by Buyer or Mackay Parent pursuant to Section 7.02.

(d)    Buyer and Mackay Parent shall have delivered the items required to be delivered pursuant to Section 2.03(a).

ARTICLE VII
CLOSING

Section 7.01    Closing Date. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated hereby (the “Closing”) shall take place at 9:00 a.m., Pacific standard time, on the fifth (5th) Business Day after satisfaction or wavier of the conditions set forth in ARTICLE VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof at the Closing), or such other date as Seller and Buyer may mutually agree in writing, provided that the conditions to Closing set forth in ARTICLE VI have either been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof at the Closing). The Closing shall occur by exchange of documents and signatures (including by electronic transmission or exchange of physical originals, where appropriate). The date on which the Closing occurs is referred to herein as the “Closing Date.”

Section 7.02    Items to be Delivered by Buyer and Mackay Parent. At the Closing, Buyer or Mackay Parent shall deliver, or cause to be delivered, the wire transfers or issuances contemplated by Section 2.03 and the following documents, in each case duly executed or otherwise in proper form:

(a)    confirmation from Mackay Parent’s transfer agent, in form reasonably satisfactory to Seller, of the issuance of the First Tranche Shares to Seller in book-entry form, bearing the applicable restrictive legends and subject to the applicable stop-transfer instructions;

(b)    the Deed of Trust, in recordable form reasonably satisfactory to Seller;

(c)    a royalty agreement, in the form attached as Exhibit A (the “Royalty Agreement”);

(d)    evidence reasonably satisfactory to Seller of all required Exchange approvals for the transactions contemplated hereby, including the issuance of the First Tranche Shares;

(e)    a certificate, dated as of the Closing Date and signed by a duly authorized officer of Buyer, certifying that each of the conditions set forth in Section 6.03(a) and Section 6.03(b) have been satisfied;

(f)    a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(g)    a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Mackay Parent certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors or other governing body of Mackay Parent authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents to which Mackay Parent is a party and the issuance of the First Tranche Shares and, if applicable, the Second Tranche Shares;

(h)    a certificate of an authorized officer of Mackay Parent certifying that the First Tranche Shares have been duly authorized for issuance and, upon issuance in accordance with this Agreement, will be validly issued, fully paid and non-assessable;

(i)    such documents as may be necessary (if any) for the Acquired Entities to maintain control of the Surety Bond after Closing; and

(j)    all other Ancillary Documents required to be delivered by Buyer or Mackay Parent at or prior to the Closing pursuant to this Agreement.

Section 7.03    Items to be Delivered by Seller. At the Closing, Seller shall deliver, or cause to be delivered, the following documents, in each case duly executed or otherwise in proper form:

(a)    assignments of the Acquired Interests to Buyer in form and substance reasonably satisfactory to Buyer (each, an “Assignment” and collectively, the “Assignments”), including (A) assignments of membership interests for each Acquired LLC, and (B) stock transfer documentation for CRE;

(b)    the resignations of the managers, officers and directors, as applicable, of each Acquired Entity, effective as of the Closing;

(c)    a valid executed IRS Form W-9, Request for Taxpayer Identification Number and Certification;

(d)    a certificate, dated as of the Closing Date and signed by a duly authorized officer of Seller, certifying that each of the conditions set forth in Section 6.02(a) and Section 6.02(b) have been satisfied;

(e)    a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the manager of Seller authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents to which Seller is a party and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(f)    a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying the names and signatures of the officers of Seller authorized to sign this Agreement and the Ancillary Documents to which Seller is a party;

(g)    such documents as may be necessary (if any) for the Acquired Entities to maintain control of the Surety Bond after Closing;

(h)    such documents as may be reasonably required by the underwriter of the Surety Bond to assign the cash collateral for the Surety Bond to Buyer, which amount is approximately $4,000,000; and

(i)    all other Ancillary Documents required to be delivered by Seller at or prior to the Closing pursuant to this Agreement.

All deliveries at the Closing shall be deemed to occur simultaneously, and no delivery shall be deemed completed until all deliveries contemplated by this Section 7.02 and Section 7.03 have been made or waived and released by the parties.

ARTICLE VIII
INDEMNIFICATION

Section 8.01    Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is twelve (12) months from the Closing Date. None of the covenants or other agreements contained in this Agreement shall survive the Closing Date other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

Section 8.02    Indemnification by Seller. Subject to the other terms and conditions of this ARTICLE VIII, from and after Closing, Seller shall indemnify Buyer against, and shall hold Buyer harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Buyer based upon, arising out of, with respect to or by reason of:

(a)    any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement;

(b)    any breach or non-fulfillment of any covenant, agreement, or obligation pursuant to this Agreement that by its terms is to be performed by Seller after the Closing Date; or

(c)    such other Losses mutually agreed in writing.

Section 8.03    Indemnification by Buyer. Subject to the other terms and conditions of this ARTICLE VIII, from and after Closing, Buyer shall indemnify Seller against, and shall hold Seller harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Seller based upon, arising out of, with respect to or by reason of:

(a)    any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement; or

(b)    any breach or non-fulfillment of any covenant, agreement, or obligation pursuant to this Agreement that by its terms is to be performed by Buyer after the Closing Date.

Section 8.04    Certain Limitations. The party making a claim under this ARTICLE VIII is referred to as the “Indemnified Party,” and the party against whom such claims are asserted under this ARTICLE VIII is referred to as the “Indemnifying Party.” The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a)    The Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 8.02(a) or Section 8.03(a), as the case may be, until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) or Section 8.03(a), as applicable, exceeds $50,000, in which event the Indemnifying Party shall be liable for all such Losses.

(b)    The aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Section 8.02(a) or Section 8.03(a), as the case may be, shall not exceed $3,000,000, except that there shall be no limit on the liability under Section 8.02(a) or Section 8.03(a) for Fraud.

(c)    Payments by an Indemnifying Party pursuant to Section 8.02 or Section 8.03 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received or reasonably expected to be received by the Indemnified Party (or any Acquired Entity) in respect of any such claim. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution, or other similar agreements for any Losses prior to seeking indemnification under this Agreement.

(d)    Payments by an Indemnifying Party pursuant to Section 8.02 or Section 8.03 in respect of any Loss shall be reduced by an amount equal to any Tax benefit realized or reasonably expected to be realized as a result of such Loss by the Indemnified Party.

(e)    In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, incidental, consequential, special, or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple.

(f)    Each Indemnified Party shall take, and cause its Affiliates to take, all commercially reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.

(g)    Seller shall not be liable under this ARTICLE VIII for any Losses based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement if Buyer had actual knowledge of such inaccuracy or breach prior to the Closing.

Section 8.05    Indemnification Procedures.

(a)    If any Indemnified Party receives notice of the assertion or commencement of any action, suit, claim or other legal proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(b)    Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as provided in this Section 8.05(b). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer, and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned, or delayed).

(c)    Any claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. During such 30-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Acquired Entities’ premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 8.06    Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.07    Exclusive Remedies. Subject to and except for Section 10.12, the parties acknowledge and agree that from and after Closing their sole and exclusive remedy with respect to any and all claims (other than claims of Fraud against a party hereto committing Fraud) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this ARTICLE VIII. In furtherance of the foregoing, each party hereby waives, from and after Closing, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to Section 10.12 or the indemnification provisions set forth in this ARTICLE VIII. Nothing in this Section 8.07 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 10.12 or to pursue a claim of Fraud against a party hereto committing Fraud.

ARTICLE IX
TERMINATION

Section 9.01    Termination. This Agreement may be terminated at any time prior to the Closing:

(a)    by the mutual written consent of Seller and Buyer;

(b)    by Buyer by written notice to Seller if:

(i)    Buyer is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VI and such breach, inaccuracy or failure cannot be cured by Seller by June 30, 2026, if any condition in ARTICLE VI (other than the condition in Section 6.01(b)) has not been satisfied, or August 31, 2026, if Exchange approval required under Section 6.01(b) is the sole condition that has not been satisfied (each, as applicable, the “Drop Dead Date”); or

(ii)    any of the conditions set forth in Section 6.01 or Section 6.02 shall not have been fulfilled by the Drop Dead Date, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c)    by Seller by written notice to Buyer if:

(i)    Seller is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VI and such breach, inaccuracy or failure cannot be cured by Buyer by the Drop Dead Date; or

(ii)    any of the conditions set forth in Section 6.01 or Section 6.03 shall not have been fulfilled by the Drop Dead Date, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d)    by Buyer or Seller in the event that:

(i)    there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or

(ii)    any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 9.02    Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except that:

(a)    the obligations in this ARTICLE IX and Section 5.04 and ARTICLE X shall survive termination; and

(b)    nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

ARTICLE X
MISCELLANEOUS

Section 10.01    Expenses; Attorney’s Fees. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred. If any action is brought by any party to enforce any provision of this Agreement, the prevailing party shall be entitled to recover its court costs and reasonable attorneys’ fees and costs.

Section 10.02    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to Seller:	Comstock Inc. 117 American Flat Road P.O. Box 1118 Virginia City, Nevada 89440 Attention: Corrado DeGasperis, Executive Chairman & CEO E-mail: degasperis@comstockinc.com
with a copy to:	Foley & Lardner LLP 777 E. Wisconsin Avenue Milwaukee, Wisconsin 53202 Attention: Clyde Tinnen E-mail: ctinnen@foley.com

If to Buyer or Mackay Parent:	Mackay Gold & Silver Corp. Mackay Precious Metals Inc. Suite 405 - 375 Water Street Vancouver, BC V6B 5C6 Attention: Darwin Green, CEO E-mail: darwin@mackaycorp.com
with a copy to:	Maxis Law Corporation Suite 1400 - 1050 West Pender Street, Vancouver, BC V6E 3S7 Attention: Morgan Hay Email: mhay@maxislaw.com

Section 10.03    Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.04    Disclosure Schedules. All section headings in the Disclosure Schedules correspond to the sections of this Agreement, but information provided in any section of the Disclosure Schedules shall constitute disclosure for purposes of each section of this Agreement where such information is relevant. Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedules shall have their respective meanings assigned to such terms in this Agreement. Certain information set forth in the Disclosure Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. No disclosure in the Disclosure Schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information in the Disclosure Schedules shall not be deemed to be an admission or acknowledgment by Seller that in and of itself, such information is material to or outside the ordinary course of the business. No disclosure in the Disclosure Schedules shall be deemed to create any rights in any third party.

Section 10.05    Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.06    Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.07    Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous representations, warranties, understandings, and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement, and those in the Ancillary Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.08    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may assign its rights or obligations hereunder without the prior written consent of the other parties, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 10.09    No Third-Party Beneficiaries. Except as provided in ARTICLE VIII, Section 10.14 and Section 10.15, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.10    Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.11    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)    This Agreement shall be governed by and construed in accordance with the internal laws of the State of Nevada without giving effect to any choice or conflict of law provision or rule (whether of the State of Nevada or any other jurisdiction).

(b)    ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF NEVADA IN EACH CASE LOCATED IN THE CITY OF RENO AND COUNTY OF WASHOE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 10.11(c).

Section 10.12    Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof (including if the parties fail to take such actions as are required to consummate the transactions contemplated hereby) or were otherwise breached. Each party hereto shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the courts described in Section 10.11(b) without proof of actual damages, in addition to any other remedy to which it is entitled at law or in equity. No party will oppose the granting of an injunction, specific performance, or other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other party has an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. No other party or any other Person shall be required to obtain, furnish, or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10.12, and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing, or posting of any such bond or similar instrument. The right of specific enforcement is an integral part of the transactions contemplated hereby and without that right, no party would have entered into this Agreement.

Section 10.13    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 10.14    Conflict Waiver; Attorney-Client Privilege.

(a)    Each of the parties hereto acknowledges and agrees, on its own behalf and on behalf of its directors, managers, members, shareholders, partners, officers, employees and Affiliates, that:

(i)    Foley & Lardner LLP has acted as counsel to Seller and its Affiliates (not including the Acquired Entities) (individually and collectively, the “Seller Group”) and the Acquired Entities in connection with the negotiation, preparation, execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby. Buyer agrees, and shall cause each Acquired Entity to agree, that, following consummation of the transactions contemplated hereby, such representation and any prior representation of the Acquired Entities by Foley & Lardner LLP (or any successor) (the “Seller Group Law Firm”) shall not preclude Seller Group Law Firm from serving as counsel to the Seller Group or any director, manager, member, shareholder, partner, officer or employee of the Seller Group, in connection with any litigation, dispute, claim or obligation arising out of or relating to this Agreement or the Ancillary Documents and the transactions contemplated hereby and thereby.

(ii)    Buyer shall not, and shall cause the Acquired Entities not to, seek or have Seller Group Law Firm disqualified from any such representation based on the prior representation of the Acquired Entities by Seller Group Law Firm. Each of the parties hereto hereby consents thereto and waives any conflict of interest arising from such prior representation, and each of such parties shall cause any of its Affiliates to consent to waive any conflict of interest arising from such representation. Each of the parties acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that the parties have consulted with counsel or have been advised they should do so in connection herewith. The covenants, consent and waiver contained in this Section 10.14(a) shall not be deemed exclusive of any other rights to which the Seller Group Law Firm is entitled whether pursuant to law, contract or otherwise.

(b)    All communications prior to Closing between the Seller Group or any Acquired Entity, on the one hand, and Seller Group Law Firm, on the other hand, relating to the negotiation, preparation, execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby (the ”Privileged Communications”) shall be deemed to be attorney-client privileged and the expectation of client confidence relating thereto shall survive Closing, and from and after Closing shall belong solely to the Seller Group and shall not pass to or be claimed by Buyer or any Acquired Entity. Accordingly, Buyer and the Acquired Entities shall not have access to any Privileged Communications or to the files of Seller Group Law Firm relating to such engagement from and after Closing. Without limiting the generality of the foregoing, from and after the Closing, (i) the Seller Group (and not Buyer or any Acquired Entity) shall be the sole holders of the attorney-client privilege with respect to such engagement, and none of Buyer or any Acquired Entity shall be a holder thereof, (ii) to the extent that files of Seller Group Law Firm in respect of such engagement constitute property of the client, only the Seller Group (and not Buyer nor any Acquired Entity shall hold such property rights and (iii) Seller Group Law Firm shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to Buyer or any Acquired Entity by reason of any attorney-client relationship between Seller Group Law Firm and the Acquired Entities or otherwise. Notwithstanding the foregoing, in the event that after Closing a dispute arises between Buyer or its Affiliates (including the Acquired Entities), on the one hand, and a third party other than any of the Seller Group, on the other hand, Buyer and its Affiliates (including the Acquired Entities) may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party; provided, however, that neither Buyer nor any of its Affiliates (including the Acquired Entities) may waive such privilege without the prior written consent of the Seller Group, which consent shall not be unreasonably withheld, conditioned or delayed. In the event that Buyer or any of its Affiliates (including the Acquired Entities) is legally required by Governmental Order or otherwise legally required to access or obtain a copy of all or a portion of the Privileged Communications, to the extent (x) permitted by applicable Law, and (y) advisable in the opinion of Buyer’s counsel, then Buyer shall immediately (and, in any event, within five days) notify Seller in writing so that Seller can seek a protective order. In furtherance of the foregoing, each of the parties agrees that (i) no waiver is intended by failing to remove all Privileged Communications from any Acquired Entity’s files and computer systems, and (ii) after Closing the parties will use commercially reasonable efforts to take the steps necessary to ensure the Privileged Communications are held and controlled by the Seller Group. Buyer agrees that after Closing none of Buyer, the Acquired Entities, or their Affiliates will (i) access or review the Privileged Communications in connection with any action, litigation, claim, or dispute against or involving the Seller Group or (ii) use or assert the Privileged Communications against the Seller Group in any action, litigation, claim, or dispute against or involving the Seller Group.

(c)    This Section 10.14 is intended for the benefit of, and shall be enforceable by, Seller Group Law Firm. This Section shall be irrevocable, and no term of this Section may be amended, waived, or modified, without the prior written consent of Seller Group Law Firm.

Section 10.15    Non-recourse. This Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney or other Representative of any party hereto or of any Affiliate of any party hereto, or any of their successors or permitted assigns (collectively, the “Non-Party Affiliates”), shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim, action, suit or legal proceeding based on, in respect of or by reason of the transactions contemplated hereby. This Section 10.15 is intended for the benefit of and shall be enforceable by each of the Non-Party Affiliates.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date by their duly authorized representatives.

Comstock Inc.

By: /s/ Corrado De Gasperis__

Name: Corrado De Gasperis

Title: CEO

Mackay Precious Metals Inc.

By: /s/ Darwin Green_________

Name: Darwin Green

Title: CEO

Mackay Gold & Silver Corp.

By: /s/ Darwin Green ________

Name: Darwin Green

Title: CEO

[Signature Page to Securities Purchase Agreement]

Schedule A

Properties

Comstock Exploration and Development LLC

Fee Properties

Parcel No	Description	Current Owner	Type	Acres	County	Underlying NSR %	Underlying Royalty Owner
008-061-08	House/Comstock Lodes (surface)	Comstock Exploration and Development LLC	Fee	1.93	Lyon	0%	None
008-091-02	Lot 276	Comstock Exploration and Development LLC	Fee	0.27	Lyon	0%	None
008-091-07	Lot 286	Comstock Exploration and Development LLC	Fee	1.07	Lyon	0%	None
008-091-09	Dayton Parcel	Comstock Exploration and Development LLC	Fee	92.76	Lyon	0%	None
008-101-27	1505 Dayton Toll Rd	Comstock Exploration and Development LLC	Fee	3.50	Lyon	0%	None
008-101-28	0 Dayton Toll Rd	Comstock Exploration and Development LLC	Fee	0.54	Lyon	0%	None
016-111-07	Landfill	Comstock Exploration and Development LLC	Fee	51.05	Lyon	2%	Decommissioning
016-121-10	Dondero 10	Comstock Exploration and Development LLC	Fee	2.90	Lyon	1.5%	Dondero
016-121-11	Dondero 11	Comstock Exploration and Development LLC	Fee	1.04	Lyon	1.5%	Dondero
016-121-12	Dondero 12	Comstock Exploration and Development LLC	Fee	0.08	Lyon	1.5%	Dondero
016-121-22	Dondero 22	Comstock Exploration and Development LLC	Fee	20.03	Lyon	1.5%	Dondero
016-121-23	Dondero 23	Comstock Exploration and Development LLC	Fee	20.00	Lyon	1.5%	Dondero
016-121-24	Dondero 24	Comstock Exploration and Development LLC	Fee	20.00	Lyon	1.5%	Dondero

Parcel No	Description	Current Owner	Type	Acres	County	Underlying NSR %	Underlying Royalty Owner
016-121-25	Dondero 25	Comstock Exploration and Development LLC	Fee	20.00	Lyon	1.5%	Dondero
016-121-26	Wunderlich 1	Comstock Exploration and Development LLC	Fee	20.00	Lyon	0%	None
016-121-27	Wunderlich 2	Comstock Exploration and Development LLC	Fee	20.00	Lyon	0%	None
016-121-28	Wunderlich 3	Comstock Exploration and Development LLC	Fee	40.00	Lyon	0%	None
016-121-29	Wunderlich 4	Comstock Exploration and Development LLC	Fee	60.00	Lyon	0%	None
016-121-30	Wunderlich 5	Comstock Exploration and Development LLC	Fee	89.45	Lyon	0%	None
016-121-32	Hway wedge	Comstock Exploration and Development LLC	Fee	3.00	Lyon	0%	None
016-151-07	Wunderlich 6	Comstock Exploration and Development LLC	Fee	124.04	Lyon	0%	None
016-151-52	S Comstock Tailings Par 4	Comstock Exploration and Development LLC	Fee	40.29	Lyon	0%	None
016-151-55	S Comstock Tailings Par 1	Comstock Exploration and Development LLC	Fee	40.83	Lyon	0%	None

Patent Properties

Parcel No	Description	Current Owner	Type	Acres	County	Underlying NSR %	Underlying Royalty Owner
008-091-09	Alhambra	Comstock Exploration and Development LLC	Patent	19.26	Lyon	0%	None
008-091-09	Cherokee	Comstock Exploration and Development LLC	Patent	3.12	Lyon	0%	None
008-091-09	Dayton	Comstock Exploration and Development LLC	Patent	11.02	Lyon	0%	None
008-091-09	Kossuth	Comstock Exploration and Development LLC	Patent	37.10	Lyon	0%	None
016-101-06m	Vulcan (minerals)	Comstock Exploration and Development LLC	Patent	17.73	Lyon	0%	None

Parcel No	Description	Current Owner	Type	Acres	County	Underlying NSR %	Underlying Royalty Owner
016-101-08	Comet	Comstock Exploration and Development LLC	Patent	13.39	Lyon	2.5%	Genco
016-101-08	Comet N Ext (Lyon)	Comstock Exploration and Development LLC	Patent	10.70	Lyon	2.5%	Genco
016-101-08	Lanzac	Comstock Exploration and Development LLC	Patent	14.36	Lyon	2.5%	Genco
016-111-02	Brodek Consolidated	Comstock Exploration and Development LLC	Patent	0.36	Lyon	2.5%	Genco
016-111-02	Golden Eagle	Comstock Exploration and Development LLC	Patent	8.95	Lyon	2.5%	Genco
016-111-02	Northern Belle	Comstock Exploration and Development LLC	Patent	8.90	Lyon	2.5%	Genco
016-111-02	Northern Belle No. 2	Comstock Exploration and Development LLC	Patent	6.02	Lyon	2.5%	Genco
016-111-03	Comet S Ext	Comstock Exploration and Development LLC	Patent	11.04	Lyon	2.5%	Genco
016-111-06	Andrew	Comstock Exploration and Development LLC	Patent	1.09	Lyon	2%	Decommissioning
016-111-06	Eva	Comstock Exploration and Development LLC	Patent	18.93	Lyon	2%	Decommissioning
016-111-06	Golden Pick	Comstock Exploration and Development LLC	Patent	21.54	Lyon	2%	Decommissioning
016-111-06	Harkin G. and S.M.Go.	Comstock Exploration and Development LLC	Patent	19.47	Lyon	2%	Decommissioning
016-111-06	Haywood No.2	Comstock Exploration and Development LLC	Patent	21.53	Lyon	2%	Decommissioning
016-111-06	Monroe Mine	Comstock Exploration and Development LLC	Patent	21.16	Lyon	2%	Decommissioning
016-111-06	Monroe No.2	Comstock Exploration and Development LLC	Patent	23.32	Lyon	2%	Decommissioning
016-111-06	Nevada	Comstock Exploration and Development LLC	Patent	6.58	Lyon	2%	Decommissioning
016-111-06	San Jose	Comstock Exploration and Development LLC	Patent	21.36	Lyon	2%	Decommissioning
016-111-06	Santiago	Comstock Exploration and Development LLC	Patent	16.90	Lyon	2%	Decommissioning

Parcel No	Description	Current Owner	Type	Acres	County	Underlying NSR %	Underlying Royalty Owner
016-111-06	Santiago No.2	Comstock Exploration and Development LLC	Patent	20.73	Lyon	2%	Decommissioning
016-111-06	Undine	Comstock Exploration and Development LLC	Patent	6.17	Lyon	2%	Decommissioning
016-111-09	Amazon	Comstock Exploration and Development LLC	Patent	7.04	Lyon	0%	None
016-111-09	Glasgow	Comstock Exploration and Development LLC	Patent	17.84	Lyon	0%	None
016-111-10	Wonder Extension	Comstock Exploration and Development LLC	Patent	20.18	Lyon	0%	None
016-111-10	Wonder Lode	Comstock Exploration and Development LLC	Patent	18.96	Lyon	0%	None
016-121-01	Metropolitan	Comstock Exploration and Development LLC	Patent	9.29	Lyon	0%	None
016-121-02	Diez-Senores (Gennessee)	Comstock Exploration and Development LLC	Patent	18.33	Lyon	0%	None
016-121-03	Mammoth	Comstock Exploration and Development LLC	Patent	13.77	Lyon	0%	None
016-121-05	Mooney & Whiteman	Comstock Exploration and Development LLC	Patent	6.19	Lyon	0%	None
016-151-22	Old Daney	Comstock Exploration and Development LLC	Patent	20.00	Lyon	0%	None
119	Montezuma	Comstock Exploration and Development LLC	Patent		Lyon	0%	None
1749	Silver Central	Comstock Exploration and Development LLC	Patent		Lyon	0%	None
800-001-09	Green (Lyon)	Comstock Exploration and Development LLC	Patent	4.51	Storey,Lyon	2.15%	Obester 1
800-001-13	St. Louis (Lyon)	Comstock Exploration and Development LLC	Patent	0.60	Storey	2.15%	Obester 1
887	Carson	Comstock Exploration and Development LLC	Patent		Lyon	0%	None

BLM Claims

BLM Serial	Description	Current Owner	Type	Acres	County	Underlying NSR %	Underlying Royalty Owner
NV101300161	Harlesk #3	Comstock Exploration and Development LLC	Placer	17.84	Lyon	0%	None
NV101303566	Harlesk #10	Comstock Exploration and Development LLC	Placer	19.89	Lyon	0%	None
NV101347207	Trio Claims	Comstock Exploration and Development LLC	Placer	58.64	Lyon	0%	None
NV101348790	Harlesk #8	Comstock Exploration and Development LLC	Placer	17.38	Lyon	0%	None
NV101357288	Oest Frac 1	Comstock Exploration and Development LLC	Lode	0.15	Lyon	0%	None
NV101357289	Oest Frac 2	Comstock Exploration and Development LLC	Lode	0.28	Lyon	0%	None
NV101357290	Oest Frac 3	Comstock Exploration and Development LLC	Lode	0.36	Lyon	0%	None
NV101367246	Ghost 8	Comstock Exploration and Development LLC	Lode	2.32	Lyon	0%	None
NV101367247	Ghost 9	Comstock Exploration and Development LLC	Lode	1.09	Lyon	0%	None
NV101367248	Ghost 10	Comstock Exploration and Development LLC	Lode	9.71	Lyon	0%	None
NV101367249	Ghost 11	Comstock Exploration and Development LLC	Lode	6.68	Lyon	0%	None
NV101401239	SD Placer	Comstock Exploration and Development LLC	Placer	42.82	Lyon	0%	None
NV101429450	Brandy	Comstock Exploration and Development LLC	Lode	16.54	Lyon	2.5%	Genco
NV101429451	Great Republic	Comstock Exploration and Development LLC	Lode	3.79	Lyon	2.5%	Genco
NV101429452	Homer	Comstock Exploration and Development LLC	Lode	0.14	Lyon	2.5%	Genco
NV101429453	Lilly	Comstock Exploration and Development LLC	Lode	8.30	Lyon	2.5%	Genco
NV101429454	OP-6	Comstock Exploration and Development LLC	Lode	13.60	Lyon	2.5%	Genco
NV101429455	OP-7	Comstock Exploration and Development LLC	Lode	1.53	Lyon	2.5%	Genco

BLM Serial	Description	Current Owner	Type	Acres	County	Underlying NSR %	Underlying Royalty Owner
NV101429849	Daney #1	Comstock Exploration and Development LLC	Lode	18.71	Lyon	0%	None
NV101429850	Daney #2	Comstock Exploration and Development LLC	Lode	20.67	Lyon	0%	None
NV101429851	Daney #3	Comstock Exploration and Development LLC	Lode	20.67	Lyon	0%	None
NV101429852	Daney #4	Comstock Exploration and Development LLC	Lode	20.67	Lyon	0%	None
NV101429853	Daney #5	Comstock Exploration and Development LLC	Lode	20.67	Lyon	0%	None
NV101429854	Daney #6	Comstock Exploration and Development LLC	Lode	20.67	Lyon	0%	None
NV101429855	Daney #7	Comstock Exploration and Development LLC	Lode	18.74	Lyon	0%	None
NV101454316	Stangs Placer	Comstock Exploration and Development LLC	Placer	37.89	Lyon	0%	None
NV101460289	Harlesk #7	Comstock Exploration and Development LLC	Placer	20.32	Lyon	0%	None
NV101477390	Star Placer	Comstock Exploration and Development LLC	Placer	49.02	Lyon	0%	None
NV101479029	Wedge	Comstock Exploration and Development LLC	Lode	0.00	Lyon	0%	None
NV101490796	Harlesk #9	Comstock Exploration and Development LLC	Placer	18.83	Lyon	0%	None
NV101493928	Mustang	Comstock Exploration and Development LLC	Placer	43.31	Lyon	0%	None
NV101494889	Gold Star	Comstock Exploration and Development LLC	Placer	78.32	Lyon	0%	None
NV101495212	Harlesk #5	Comstock Exploration and Development LLC	Placer	20.07	Lyon	0%	None
NV101496754	Nugget Placer	Comstock Exploration and Development LLC	Placer	77.07	Lyon	0%	None
NV101497565	Harlesk #4	Comstock Exploration and Development LLC	Placer	4.48	Lyon	0%	None
NV101499834	Harlesk #6	Comstock Exploration and Development LLC	Placer	17.67	Lyon	0%	None

BLM Serial	Description	Current Owner	Type	Acres	County	Underlying NSR %	Underlying Royalty Owner
NV101503790	Plum Fraction 1	Comstock Exploration and Development LLC	Lode	6.56	Lyon	0%	None
NV101503791	Plum Fraction 2	Comstock Exploration and Development LLC	Lode	2.04	Lyon	0%	None
NV101503792	Plum Fraction 3	Comstock Exploration and Development LLC	Lode	1.49	Lyon	0%	None
NV101503799	Plum Fraction 12	Comstock Exploration and Development LLC	Lode	0.85	Lyon	0%	None
NV101503843	Plum Fraction 14	Comstock Exploration and Development LLC	Lode	1.20	Lyon	0%	None
NV101503844	Plum Fraction 15	Comstock Exploration and Development LLC	Lode	1.16	Lyon	0%	None
NV101503845	Plum Fraction 16	Comstock Exploration and Development LLC	Lode	9.68	Lyon	0%	None
NV101523873	Badger	Comstock Exploration and Development LLC	Placer	181.43	Lyon	0%	None
NV101527237	DS Placer	Comstock Exploration and Development LLC	Placer	80.51	Lyon	0%	None
NV101540562	Eldorado Lode	Comstock Exploration and Development LLC	Lode	20.66	Lyon	0%	None
NV101551613	CK#1	Comstock Exploration and Development LLC	Lode	20.66	Lyon	0%	None
NV101551614	CK#2	Comstock Exploration and Development LLC	Lode	20.66	Lyon	0%	None
NV101551615	CK#3	Comstock Exploration and Development LLC	Lode	20.66	Lyon	0%	None
NV101551616	CK#4	Comstock Exploration and Development LLC	Lode	20.66	Lyon	0%	None
NV101551617	CK#5	Comstock Exploration and Development LLC	Lode	19.45	Lyon	0%	None
NV101551618	CK#6	Comstock Exploration and Development LLC	Lode	20.45	Lyon	0%	None
NV101551619	CK#7	Comstock Exploration and Development LLC	Lode	16.36	Lyon	0%	None
NV101551620	CK#8	Comstock Exploration and Development LLC	Lode	14.06	Lyon	0%	None

BLM Serial	Description	Current Owner	Type	Acres	County	Underlying NSR %	Underlying Royalty Owner
NV101551621	CK#9	Comstock Exploration and Development LLC	Lode	20.57	Lyon	0%	None
NV101552801	CK#10	Comstock Exploration and Development LLC	Lode	3.36	Lyon	0%	None
NV101552802	CK#11	Comstock Exploration and Development LLC	Lode	4.87	Lyon	0%	None
NV101552803	CK#12	Comstock Exploration and Development LLC	Lode	20.66	Lyon	0%	None
NV101552804	CK#13	Comstock Exploration and Development LLC	Lode	12.09	Lyon	0%	None
NV101552805	CK#14	Comstock Exploration and Development LLC	Lode	20.66	Lyon	0%	None
NV101552806	CK#15	Comstock Exploration and Development LLC	Lode	18.88	Lyon	0%	None
NV101552807	CK#16	Comstock Exploration and Development LLC	Lode	13.48	Lyon	0%	None
NV101552808	CK#17	Comstock Exploration and Development LLC	Lode	20.66	Lyon	0%	None
NV101552809	CK#18	Comstock Exploration and Development LLC	Lode	11.71	Lyon	0%	None
NV101552810	CK#19	Comstock Exploration and Development LLC	Lode	11.03	Lyon	0%	None
NV101552811	CK#21	Comstock Exploration and Development LLC	Lode	17.45	Lyon	0%	None
NV101552812	CK#22	Comstock Exploration and Development LLC	Lode	6.69	Lyon	0%	None
NV101552813	CK#23	Comstock Exploration and Development LLC	Lode	20.66	Lyon	0%	None
NV101552814	CK#24	Comstock Exploration and Development LLC	Lode	20.66	Lyon	0%	None
NV101552815	CK#25	Comstock Exploration and Development LLC	Lode	17.26	Lyon	0%	None
NV101552816	CK#26	Comstock Exploration and Development LLC	Lode	20.66	Lyon	0%	None
NV101552817	CK#27	Comstock Exploration and Development LLC	Lode	14.65	Lyon	0%	None

BLM Serial	Description	Current Owner	Type	Acres	County	Underlying NSR %	Underlying Royalty Owner
NV101552818	CK#28	Comstock Exploration and Development LLC	Lode	16.42	Lyon	0%	None
NV101552819	CK#29	Comstock Exploration and Development LLC	Lode	20.66	Lyon	0%	None
NV101552820	CK#30	Comstock Exploration and Development LLC	Lode	15.32	Lyon	0%	None
NV101604606	Harlesk #2	Comstock Exploration and Development LLC	Placer	19.74	Lyon	0%	None
NV101608323	EZ Placer	Comstock Exploration and Development LLC	Placer	57.82	Lyon	0%	None
NV101608757	Stans Placer	Comstock Exploration and Development LLC	Placer	40.51	Lyon	0%	None
NV101621590	Harlesk 100	Comstock Exploration and Development LLC	Placer	6.20	Lyon	0%	None
NV101621591	Harlesk 101	Comstock Exploration and Development LLC	Placer	21.63	Lyon	0%	None
NV101621592	Harlesk 102	Comstock Exploration and Development LLC	Placer	17.37	Lyon	0%	None
NV101621593	Harlesk 103	Comstock Exploration and Development LLC	Placer	19.68	Lyon	0%	None
NV101624489	Crystal Granite	Comstock Exploration and Development LLC	Lode	12.42	Lyon	1	Pedlar
NV101674900	Comstock Lode 142	Comstock Exploration and Development LLC	Lode	14.01	Lyon	0%	None
NV101674902	Comstock Lode 144	Comstock Exploration and Development LLC	Lode	8.01	Lyon	0%	None
NV101675875	Comstock Lode 146	Comstock Exploration and Development LLC	Lode	5.42	Lyon,Storey	0%	None
NV101675877	Comstock Lode 148	Comstock Exploration and Development LLC	Lode	12.99	Lyon,Storey	0%	None
NV101675879	Comstock Lode 150	Comstock Exploration and Development LLC	Lode	1.97	Lyon,Storey	0%	None
NV101730825	Harlesk #1	Comstock Exploration and Development LLC	Placer	4.42	Lyon	0%	None
NV101759633	Peach	Comstock Exploration and Development LLC	Lode	14.11	Lyon	0%	None

BLM Serial	Description	Current Owner	Type	Acres	County	Underlying NSR %	Underlying Royalty Owner
NV101782736	Harley	Comstock Exploration and Development LLC	Placer	0.00	Lyon	0%	None
NV101782737	Honey 1	Comstock Exploration and Development LLC	Placer	0.00	Lyon	0%	None
NV101782738	Honey 2	Comstock Exploration and Development LLC	Placer	0.00	Lyon	0%	None
NV101782739	Honey 3	Comstock Exploration and Development LLC	Placer	0.00	Lyon	0%	None
NV101782740	Honey 4	Comstock Exploration and Development LLC	Placer	0.00	Lyon	0%	None
NV101782741	Kapow	Comstock Exploration and Development LLC	Lode	0.00	Lyon	0%	None
NV101782742	Ollie 2	Comstock Exploration and Development LLC	Placer	0.00	Lyon	0%	None
NV101782743	Ollie 3	Comstock Exploration and Development LLC	Placer	0.00	Lyon	0%	None
NV101782744	Ollie 4	Comstock Exploration and Development LLC	Placer	0.00	Lyon	0%	None
NV101782745	Ollie 5	Comstock Exploration and Development LLC	Placer	0.00	Lyon	0%	None
NV101782746	Ollie 6	Comstock Exploration and Development LLC	Placer	0.00	Lyon	0%	None
NV101782747	Stagecoach	Comstock Exploration and Development LLC	Placer	0.00	Lyon	0%	None
NV101782748	Thunder	Comstock Exploration and Development LLC	Placer	0.00	Lyon	0%	None
NV101782749	Flash	Comstock Exploration and Development LLC	Placer	0.00	Lyon	0%	None
NV101856402	Emma Nevada	Comstock Exploration and Development LLC	Lode	19.31	Lyon	0%	None
NV105285784	Fifty Dollar Gold	Comstock Exploration and Development LLC	Lode	20.66	Lyon	0%	None
NV105285785	Nevada	Comstock Exploration and Development LLC	Lode	20.66	Lyon	0%	None
NV105285786	Mooney & Whitman Fraction	Comstock Exploration and Development LLC	Lode	20.66	Lyon	0%	None

BLM Serial	Description	Current Owner	Type	Acres	County	Underlying NSR %	Underlying Royalty Owner
NV105285787	Rising Sun	Comstock Exploration and Development LLC	Lode	20.66	Lyon	0%	None
NV105285788	Arrowhead	Comstock Exploration and Development LLC	Lode	20.66	Lyon	0%	None
NV105285789	Nevada #3	Comstock Exploration and Development LLC	Lode	20.66	Lyon	0%	None
NV105285790	Nevada #2	Comstock Exploration and Development LLC	Lode	20.66	Lyon	0%	None
NV105285791	Mooney & Whitman Extension	Comstock Exploration and Development LLC	Lode	20.66	Lyon	0%	None

Comstock Mining LLC

Fee Properties

Parcel No	Description	Current Owner	Type	Acres	County	Underlying NSR %	Underlying Royalty Owner
002-112-02	Lot 40	Comstock Mining LLC	Fee	1.64	Storey	0%	None
002-112-02	Lot 41	Comstock Mining LLC	Fee	1.96	Storey	0%	None
002-112-02	Lot 42	Comstock Mining LLC	Fee	1.59	Storey	0%	None
002-122-02	D-8 Lot 47-50 & 52	Comstock Mining LLC	Fee	3.44	Storey	0%	None
002-141-03	Lot 33	Comstock Mining LLC	Fee	1.93	Storey	0%	None
002-141-07	2586 Keystone Circle Vacant Lot	Comstock Mining LLC	Fee	1.25	Storey	0%	None
002-141-15	Lot 27 D	Comstock Mining LLC	Fee	14.62	Storey	0%	None
002-141-16	Lot 30	Comstock Mining LLC	Fee	2.97	Storey	0%	None
002-141-16	Lot 31	Comstock Mining LLC	Fee	0.86	Storey	0%	None
002-141-16	Lot 32, Pt Lot 33	Comstock Mining LLC	Fee	5.87	Storey	0%	None
002-142-01	Lot 53-54, N 1/2 Lot 55	Comstock Mining LLC	Fee	1.46	Storey	0%	None
002-142-03	Lot 57	Comstock Mining LLC	Fee	1.49	Storey	0%	None
002-151-01	Lot 34	Comstock Mining LLC	Fee	1.80	Storey	0%	None
002-161-01	Lot 37	Comstock Mining LLC	Fee	0.37	Storey	0%	None
002-161-01	Lot 38	Comstock Mining LLC	Fee	0.32	Storey	0%	None
002-161-01	Lot 39	Comstock Mining LLC	Fee	0.79	Storey	0%	None

Parcel No	Description	Current Owner	Type	Acres	County	Underlying NSR %	Underlying Royalty Owner
002-161-01	Lot 40	Comstock Mining LLC	Fee	0.23	Storey	0%	None
002-161-01	Lot 41	Comstock Mining LLC	Fee	0.23	Storey	0%	None
002-161-01	Lot 42	Comstock Mining LLC	Fee	1.18	Storey	0%	None
002-161-01	Lot 43	Comstock Mining LLC	Fee	0.69	Storey	0%	None
002-161-01	Lot 44	Comstock Mining LLC	Fee	0.21	Storey	0%	None
002-161-01	Lot 45	Comstock Mining LLC	Fee	0.19	Storey	0%	None
002-161-01	Lot 46	Comstock Mining LLC	Fee	1.72	Storey	0%	None
002-121-01	Lot 16	Comstock Mining LLC	Fee	0.56	Storey	1%	Mackay
002-121-01	Lot 17	Comstock Mining LLC	Fee	2.58	Storey	1%	Mackay
002-121-01	Lot 19	Comstock Mining LLC	Fee	2.01	Storey	1%	Mackay
002-121-01	Lot 20	Comstock Mining LLC	Fee	0.38	Storey	1%	Mackay
002-121-01	Lot 21	Comstock Mining LLC	Fee	0.27	Storey	1%	Mackay
002-121-01	Lot 22	Comstock Mining LLC	Fee	0.59	Storey	1%	Mackay
002-122-01	D-8 Lot 43	Comstock Mining LLC	Fee	1.68	Storey	1%	Mackay
002-122-01	D-8 Lot 43.5	Comstock Mining LLC	Fee	0.08	Storey	1%	Mackay
002-122-01	D-8 Lot 44	Comstock Mining LLC	Fee	1.24	Storey	1%	Mackay
002-122-01	D-8 Lot 45	Comstock Mining LLC	Fee	0.76	Storey	1%	Mackay
002-122-01	D-8 Lot 46	Comstock Mining LLC	Fee	0.57	Storey	1%	Mackay

Parcel No	Description	Current Owner	Type	Acres	County	Underlying NSR %	Underlying Royalty Owner
002-131-01	Lot 51	Comstock Mining LLC	Fee	25.76	Storey	0%	None
002-142-02	Lot 56, S 40’ Lot 55	Comstock Mining LLC	Fee	0.44	Storey	1%	Mackay
002-151-02	Lot 36	Comstock Mining LLC	Fee	4.49	Storey	1%	Mackay
002-151-05	Lot 35	Comstock Mining LLC	Fee	0.56	Storey	1%	Mackay

Patent Properties

Parcel No	Description	Current Owner	Type	Acres	County	Underlying NSR %	Underlying Royalty Owner
800-000-91	Niagara (surface)	Comstock Mining LLC	Patent	2.63	Storey	1%	Mackay/Donovan
800-000-92	South Comstock	Comstock Mining LLC	Patent	12.12	Storey,Lyon	1%	Mackay/Donovan
800-000-93	Tarto	Comstock Mining LLC	Patent	0.79	Storey	1.5%	Donovan
800-000-94	Hartford	Comstock Mining LLC	Patent	15.04	Storey	1.5%	Donovan
800-000-95	Succor	Comstock Mining LLC	Patent	4.79	Storey	1.5%	Donovan
800-000-96	Olympia	Comstock Mining LLC	Patent	5.62	Storey	1.5%	Donovan
800-000-97	Hardluck	Comstock Mining LLC	Patent	6.20	Storey	1.5%	Donovan
800-000-98	Friendship	Comstock Mining LLC	Patent	4.54	Storey	1.5%	Donovan
800-000-99	Brown	Comstock Mining LLC	Patent	2.82	Storey	1.5%	Donovan
800-001-08	St. Louis	Comstock Mining LLC	Patent	6.78	Storey	2.15%	Obester 1
800-001-09	Green	Comstock Mining LLC	Patent	6.27	Storey,Lyon	2.15%	Obester 1

Parcel No	Description	Current Owner	Type	Acres	County	Underlying NSR %	Underlying Royalty Owner
800-001-11	Echo	Comstock Mining LLC	Patent	6.92	Storey	2.15%	Obester 1
800-001-12	Lucerne	Comstock Mining LLC	Patent	8.37	Storey	2.15%	Obester 1
800-002-71	Billie the Kid	Comstock Mining LLC	Patent	15.97	Storey,Lyon	2.15%	Obester 1
800-002-72	Comet N Ext	Comstock Mining LLC	Patent	1.78	Storey	2.5%	Genco
800-000-77	South Comstock (surface)	Comstock Mining LLC	Patent	12.12	Storey,Lyon	1%	Mackay/Donovan
800-000-78	Holman	Comstock Mining LLC	Patent	8.87	Storey	1%	Mackay
800-000-79	Niagara	Comstock Mining LLC	Patent	2.63	Storey	1%	Mackay/Donovan
800-000-80	White	Comstock Mining LLC	Patent	11.89	Storey	1%	Mackay
800-000-81	Cliffhouse	Comstock Mining LLC	Patent	16.88	Storey/Lyon	1%	Mackay
800-000-82	Black Bird	Comstock Mining LLC	Patent	11.02	Storey	1%	Mackay
800-000-83	South Alamo	Comstock Mining LLC	Patent	9.41	Storey	1%	Mackay
800-000-84	East Alamo Ledge	Comstock Mining LLC	Patent	11.95	Storey	1%	Mackay
800-000-85	Corey Jay Boer	Comstock Mining LLC	Patent	7.41	Storey	1%	Mackay
800-000-86	Bells Hill (Lager Beer #1)	Comstock Mining LLC	Patent	3.96	Storey	1%	Mackay
800-000-86	German (Lager Beer #2)	Comstock Mining LLC	Patent	3.42	Storey	1%	Mackay
800-000-87	Sebastopol	Comstock Mining LLC	Patent	0.75	Storey	1%	Mackay
800-000-88	Wedge	Comstock Mining LLC	Patent	1.27	Storey	1%	Mackay
800-000-90	Overland	Comstock Mining LLC	Patent	0.51	Storey	1%	Mackay

Parcel No	Description	Current Owner	Type	Acres	County	Underlying NSR %	Underlying Royalty Owner
800-001-14	Justice	Comstock Mining LLC	Patent	19.22	Storey	1%	Mackay
800-001-15	Woodville	Comstock Mining LLC	Patent	5.32	Storey	1%	Mackay
800-001-16	Keystone Comstock	Comstock Mining LLC	Patent	12.12	Storey	1%	Mackay
800-001-17	Memphis	Comstock Mining LLC	Patent	13.04	Storey	1%	Mackay
800-001-18	Chonta Lode	Comstock Mining LLC	Patent	7.50	Storey	1%	Mackay
800-001-19	Front Lode N	Comstock Mining LLC	Patent	1.62	Storey	1%	Mackay
800-001-19	Front Lode S	Comstock Mining LLC	Patent	8.79	Storey	1%	Mackay

BLM Claims

BLM Serial	Description	Current Owner	Type	Acres	County	Underlying NSR %	Underlying Royalty Owner
NV101357279	KC Frac	Comstock Mining LLC	Lode	0.09	Storey	0%	None
NV101357280	Arastr Frac 1	Comstock Mining LLC	Lode	0.09	Storey	0%	None
NV101357281	Arastr Frac 2	Comstock Mining LLC	Lode	0.07	Storey	0%	None
NV101357282	Arastr Frac 3	Comstock Mining LLC	Lode	0.02	Storey	0%	None
NV101357283	Arastr Frac 4	Comstock Mining LLC	Lode	0.22	Storey	0%	None
NV101357284	Arastr Frac 5	Comstock Mining LLC	Lode	0.02	Storey	0%	None
NV101357285	Arastr Frac 6	Comstock Mining LLC	Lode	0.01	Storey	0%	None
NV101357286	Arastr Frac 7	Comstock Mining LLC	Lode	0.00	Storey	0%	None

BLM Serial	Description	Current Owner	Type	Acres	County	Underlying NSR %	Underlying Royalty Owner
NV101357287	DG Frac	Comstock Mining LLC	Lode	0.55	Storey,Lyon	0%	None
NV101366420	Ghost 1	Comstock Mining LLC	Lode	20.67	Storey	0%	None
NV101366421	Ghost 2	Comstock Mining LLC	Lode	20.67	Storey	0%	None
NV101366422	Ghost 3	Comstock Mining LLC	Lode	15.52	Storey	0%	None
NV101367242	Ghost 4	Comstock Mining LLC	Lode	16.94	Storey	0%	None
NV101367243	Ghost 5	Comstock Mining LLC	Lode	12.00	Storey	0%	None
NV101367244	Ghost 6	Comstock Mining LLC	Lode	13.35	Storey	0%	None
NV101367245	Ghost 7	Comstock Mining LLC	Lode	8.29	Storey,Lyon	0%	None
NV101405655	Hartford Lucerne Fraction	Comstock Mining LLC	Lode	0.82	Storey	1.5%	Donovan
NV101451968	Cliff House Fraction	Comstock Mining LLC	Lode	2.69	Storey	1.5%	Donovan
NV101455557	Green St. Louis Fraction	Comstock Mining LLC	Lode	3.04	Storey,Lyon	1.5%	Donovan
NV101477668	New Deal Fraction	Comstock Mining LLC	Lode	3.84	Storey	1.5%	Donovan
NV101478571	Vindicator #8	Comstock Mining LLC	Lode	6.21	Storey,Lyon	1.5%	Donovan
NV101479878	S Comstock St Louis	Comstock Mining LLC	Lode	0.57	Storey	1.5%	Donovan
NV101494533	Echo St Louis Fraction	Comstock Mining LLC	Lode	0.25	Storey	1.5%	Donovan
NV101503793	Plum Fraction 6	Comstock Mining LLC	Lode	0.40	Storey	0%	None
NV101503794	Plum Fraction 7	Comstock Mining LLC	Lode	0.04	Storey	0%	None
NV101503795	Plum Fraction 8	Comstock Mining LLC	Lode	0.18	Storey	0%	None

BLM Serial	Description	Current Owner	Type	Acres	County	Underlying NSR %	Underlying Royalty Owner
NV101503796	Plum Fraction 9	Comstock Mining LLC	Lode	1.68	Storey	0%	None
NV101503797	Plum Fraction 10	Comstock Mining LLC	Lode	5.19	Storey	0%	None
NV101503798	Plum Fraction 11	Comstock Mining LLC	Lode	0.55	Storey	0%	None
NV101503800	Plum Fraction 13	Comstock Mining LLC	Lode	0.40	Storey,Lyon	0%	None
NV101506901	Justice Lucerne Fraction	Comstock Mining LLC	Lode	1.61	Storey	1.5%	Donovan
NV101508254	Justice Woodville Fraction	Comstock Mining LLC	Lode	3.08	Storey	1.5%	Donovan
NV101516974	Comstock Lode 169	Comstock Mining LLC	Lode	1.37	Storey	0%	None
NV101516975	Comstock Lode 172	Comstock Mining LLC	Lode	12.44	Storey	0%	None
NV101516979	Comstock Lode 176	Comstock Mining LLC	Lode	15.12	Storey	0%	None
NV101526925	Hartford St. Louis Fraction	Comstock Mining LLC	Lode	1.88	Storey	1.5%	Donovan
NV101527003	Hartford South Extension	Comstock Mining LLC	Lode	1.49	Storey	1.5%	Donovan
NV101575861	Lee #8	Comstock Mining LLC	Lode	3.88	Storey	0%	None
NV101575862	Lee #9	Comstock Mining LLC	Lode	14.60	Storey	0%	None
NV101621536	Comstock 119	Comstock Mining LLC	Lode	3.65	Storey	0%	None
NV101621537	Comstock 120	Comstock Mining LLC	Lode	1.49	Storey	0%	None
NV101621976	Comstock 125	Comstock Mining LLC	Lode	15.20	Storey	0%	None
NV101621977	Comstock 126	Comstock Mining LLC	Lode	2.96	Storey	0%	None
NV101621978	Comstock 127	Comstock Mining LLC	Lode	6.73	Storey	0%	None

BLM Serial	Description	Current Owner	Type	Acres	County	Underlying NSR %	Underlying Royalty Owner
NV101621979	Comstock 128	Comstock Mining LLC	Lode	1.28	Storey	0%	None
NV101653069	Plum	Comstock Mining LLC	Lode	13.33	Storey	0%	None
NV101655307	Omaha Fraction #1	Comstock Mining LLC	Lode	6.99	Storey	0%	None
NV101655308	Omaha Fraction #2	Comstock Mining LLC	Lode	0.98	Storey	0%	None
NV101655309	Omaha Fraction #3	Comstock Mining LLC	Lode	20.67	Storey	0%	None
NV101655310	Omaha Fraction #4	Comstock Mining LLC	Lode	0.20	Storey	0%	None
NV101655927	Omaha Fraction #5	Comstock Mining LLC	Lode	0.23	Storey	0%	None
NV101655928	Omaha Fraction #6	Comstock Mining LLC	Lode	1.88	Storey	0%	None
NV101655929	Omaha Fraction #7	Comstock Mining LLC	Lode	1.01	Storey	0%	None
NV101655930	Omaha Fraction #8	Comstock Mining LLC	Lode	0.17	Storey	0%	None
NV101655931	Omaha Fraction #9	Comstock Mining LLC	Lode	3.23	Storey	0%	None
NV101655932	Omaha Fraction #10	Comstock Mining LLC	Lode	3.77	Storey	0%	None
NV101655938	Omaha Fraction #18	Comstock Mining LLC	Lode	1.34	Storey	0%	None
NV101673942	Comstock Lode 119	Comstock Mining LLC	Lode	18.05	Storey	0%	None
NV101673943	Comstock Lode 120	Comstock Mining LLC	Lode	0.39	Storey	0%	None
NV101751613	Big Mike	Comstock Mining LLC	Lode	18.03	Storey	1.5%	Donovan
NV101824433	Lee #5	Comstock Mining LLC	Lode	1.49	Storey	0%	None
NV101824434	Lee #2	Comstock Mining LLC	Lode	19.10	Storey	0%	None

BLM Serial	Description	Current Owner	Type	Acres	County	Underlying NSR %	Underlying Royalty Owner
NV101824435	Lee #3	Comstock Mining LLC	Lode	4.55	Storey	0%	None
NV101828564	Comstock #1	Comstock Mining LLC	Lode	12.99	Storey	0%	None
NV101828565	Comstock #2	Comstock Mining LLC	Lode	13.33	Storey	0%	None
NV101828566	Comstock #3	Comstock Mining LLC	Lode	7.36	Storey	0%	None
NV101828571	Comstock #12	Comstock Mining LLC	Lode	20.66	Storey	0%	None
NV101828572	Comstock #13	Comstock Mining LLC	Lode	16.54	Storey	0%	None
NV101828576	Comstock #17	Comstock Mining LLC	Lode	17.37	Storey	0%	None
NV101828577	Comstock #18	Comstock Mining LLC	Lode	13.01	Storey	0%	None

Comstock Processing LLC

Fee Properties

Parcel No	Description	Current Owner	Type	Acres	County	Underlying NSR %	Underlying Royalty Owner
004-331-08	Texas	Comstock Processing LLC	Fee	40.00	Storey	0%	None
004-331-19	Baltimore Patent Homesite	Comstock Processing LLC	Fee	8.95	Storey	0%	None
004-331-22	Salzwimmer 79 Acres	Comstock Processing LLC	Fee	79.61	Storey	0%	None
004-331-27	Salzwimmer House & “Barn”	Comstock Processing LLC	Fee	11.01	Storey	0%	None
004-331-28	Salzwimmer House & “Barn”	Comstock Processing LLC	Fee	3.47	Storey	0%	None
004-331-36	American Flat Process Site	Comstock Processing LLC	Fee	76.84	Storey	0%	None
004-331-37	American Flat Process Site	Comstock Processing LLC	Fee	4.66	Storey	0%	None
004-331-40	Texas	Comstock Processing LLC	Fee	134.52	Storey	0%	None
016-091-33	Texas	Comstock Processing LLC	Fee	31.85	Lyon	0%	None

Patent Properties

Parcel No	Description	Current Owner	Type	Acres	County	Underlying NSR %	Underlying Royalty Owner
800-002-06	Baltimore Patent Pcl 1	Comstock Processing LLC	Patent	8.95	Storey	0%	None
800-002-10	Ledge No 2	Comstock Processing LLC	Patent	10.20	Storey	0%	None
800-002-14	Baltimore Patent Pcl C	Comstock Processing LLC	Patent	1.44	Storey	0%	None
800-002-22	Baltimore Patent Pcl 3	Comstock Processing LLC	Patent	9.00	Storey	0%	None
800-002-38	Baltimore Patent Pcl 2	Comstock Processing LLC	Patent	8.94	Storey	0%	None
800-002-45	Baltimore Patent Pcl 4	Comstock Processing LLC	Patent	7.53	Storey	0%	None

BLM Claims

BLM Serial	Description	Current Owner	Type	Acres	County	Underlying NSR %	Underlying Royalty Owner
NV101490197	CMI MillSite #1	Comstock Processing LLC	Mill	0.38	Storey	0%	None
NV101621980	Comstock 129	Comstock Processing LLC	Lode	20.67	Storey	0%	None
NV101621981	Comstock 130	Comstock Processing LLC	Lode	20.67	Storey	0%	None
NV101621982	Comstock 131	Comstock Processing LLC	Lode	20.67	Storey	0%	None
NV101621983	Comstock 132	Comstock Processing LLC	Lode	20.67	Storey	0%	None
NV101621984	Comstock 133	Comstock Processing LLC	Lode	20.67	Storey	0%	None
NV101621985	Comstock 134	Comstock Processing LLC	Lode	20.67	Lyon,Storey	0%	None
NV101621986	Comstock 135	Comstock Processing LLC	Lode	20.67	Lyon,Storey	0%	None
NV101621987	Comstock 136	Comstock Processing LLC	Lode	20.67	Storey,Lyon	0%	None
NV101622001	Comstock 137	Comstock Processing LLC	Lode	20.67	Storey,Lyon	0%	None
NV101622002	Comstock 138	Comstock Processing LLC	Lode	20.67	Storey,Lyon	0%	None
NV101622003	Comstock 139	Comstock Processing LLC	Lode	14.36	Storey	0%	None
NV101622004	Comstock 140	Comstock Processing LLC	Lode	18.34	Storey	0%	None
NV101622005	Comstock 141	Comstock Processing LLC	Lode	20.67	Storey	0%	None

BLM Serial	Description	Current Owner	Type	Acres	County	Underlying NSR %	Underlying Royalty Owner
NV101622006	Comstock 142	Comstock Processing LLC	Lode	20.67	Storey	0%	None
NV101673944	Comstock Lode 121	Comstock Processing LLC	Lode	6.80	Storey	0%	None
NV101673945	Comstock Lode 122	Comstock Processing LLC	Lode	17.93	Storey	0%	None
NV101673946	Comstock Lode 123	Comstock Processing LLC	Lode	3.79	Storey	0%	None
NV101673947	Comstock Lode 124	Comstock Processing LLC	Lode	20.66	Storey	0%	None
NV101674883	Comstock Lode 125	Comstock Processing LLC	Lode	13.54	Storey	0%	None
NV101674884	Comstock Lode 126	Comstock Processing LLC	Lode	20.69	Storey	0%	None
NV101674885	Comstock Lode 127	Comstock Processing LLC	Lode	14.49	Storey	0%	None
NV101674886	Comstock Lode 128	Comstock Processing LLC	Lode	9.95	Storey	0%	None
NV101674887	Comstock Lode 129	Comstock Processing LLC	Lode	2.42	Storey	0%	None
NV101674888	Comstock Lode 130	Comstock Processing LLC	Lode	0.76	Storey	0%	None
NV101674889	Comstock Lode 131	Comstock Processing LLC	Lode	1.64	Storey	0%	None
NV101674890	Comstock Lode 132	Comstock Processing LLC	Lode	6.91	Storey	0%	None
NV101674891	Comstock Lode 133	Comstock Processing LLC	Lode	15.84	Storey	0%	None
NV101674892	Comstock Lode 134	Comstock Processing LLC	Lode	14.92	Storey	0%	None
NV101674893	Comstock Lode 135	Comstock Processing LLC	Lode	20.67	Storey	0%	None
NV101674894	Comstock Lode 136	Comstock Processing LLC	Lode	18.57	Storey	0%	None
NV101674895	Comstock Lode 137	Comstock Processing LLC	Lode	20.67	Storey	0%	None

BLM Serial	Description	Current Owner	Type	Acres	County	Underlying NSR %	Underlying Royalty Owner
NV101674896	Comstock Lode 138	Comstock Processing LLC	Lode	9.10	Storey	0%	None
NV101674897	Comstock Lode 139	Comstock Processing LLC	Lode	20.67	Storey	0%	None
NV101674898	Comstock Lode 140	Comstock Processing LLC	Lode	6.86	Storey	0%	None
NV101674899	Comstock Lode 141	Comstock Processing LLC	Lode	20.67	Storey	0%	None
NV101674901	Comstock Lode 143	Comstock Processing LLC	Lode	20.66	Storey	0%	None
NV101674903	Comstock Lode 145	Comstock Processing LLC	Lode	20.67	Storey	0%	None
NV101675876	Comstock Lode 147	Comstock Processing LLC	Lode	20.67	Storey	0%	None
NV101675878	Comstock Lode 149	Comstock Processing LLC	Lode	20.47	Storey	0%	None
NV101675880	Comstock Lode 151	Comstock Processing LLC	Lode	14.57	Storey	0%	None
NV101844435	MS 38 B	Comstock Processing LLC	Lode	1.82	Storey	0%	None
NV101844436	MS 38 C	Comstock Processing LLC	Lode	6.30	Storey	0%	None
NV101844437	MS 38 D	Comstock Processing LLC	Lode	4.38	Storey	0%	None
NV101844438	MS 38 E	Comstock Processing LLC	Lode	9.90	Storey	0%	None

Comstock Real Estate Inc.

Fee Properties

Parcel No	Description	Current Owner	Type	Acres	County	Underlying NSR %	Underlying Royalty Owner
002-041-11	1109 S C St	Comstock Real Estate Inc.	Fee	0.08	Storey	0%	None
002-101-11	Lot 10 Parcel A	Comstock Real Estate Inc.	Fee	0.29	Storey	0%	None
002-101-12	Lot 10 Parcel B	Comstock Real Estate Inc.	Fee	0.95	Storey	0%	None
002-102-03	CMI LLC Corporate Campus	Comstock Real Estate Inc.	Fee	5.08	Storey	0%	None
002-111-01	Lot 11.5 Cabin in the Sky	Comstock Real Estate Inc.	Fee	1.59	Storey	0%	None
008-042-01	Block 22, Lot 2	Comstock Real Estate Inc.	Fee	0.12	Lyon	0%	None
008-042-05	Block 22, Lot 9	Comstock Real Estate Inc.	Fee	0.10	Lyon	0%	None
008-042-06	Block 22, Lot 13	Comstock Real Estate Inc.	Fee	0.14	Lyon	0%	None
008-042-07	Block 22, Lots 3,10-12	Comstock Real Estate Inc.	Fee	0.17	Lyon	0%	None
008-043-01	Block 22, Lot 13	Comstock Real Estate Inc.	Fee	0.15	Lyon	0%	None
008-043-02	Block 27, Lot 1	Comstock Real Estate Inc.	Fee	0.29	Lyon	0%	None
008-045-04	445 Main Street Silver City	Comstock Real Estate Inc.	Fee	0.19	Lyon	0%	None
008-081-32	Silver City Town Lot Parcel 4	Comstock Real Estate Inc.	Fee	11.79	Lyon	0%	None
008-081-34	Silver City Town Lot Parcel 7	Comstock Real Estate Inc.	Fee	1.59	Lyon	0%	None

Comstock Real Estate Inc. dba Gold Hill Hotel Inc

Fee Properties

Parcel No	Description	Current Owner	Type	Acres	County	Underlying NSR %	Underlying Royalty Owner
002-062-60	Hotel Parking	Gold Hill Hotel Inc	Fee	0.15	Storey	0%	None
002-064-04	Hotel Parking	Gold Hill Hotel Inc	Fee	0.09	Storey	0%	None
002-064-05	Hotel Main Building	Gold Hill Hotel Inc	Fee	0.35	Storey	0%	None
002-071-25	Gold Hill Hall	Gold Hill Hotel Inc	Fee	0.16	Storey	0%	None
002-071-26	Bullion Lodge & Brewery	Gold Hill Hotel Inc	Fee	0.19	Storey	0%	None
002-071-28	Road Easement	Gold Hill Hotel Inc	Fee	0.97	Storey	0%	None
002-071-29	Vacant Land	Gold Hill Hotel Inc	Fee	0.20	Storey	0%	None
002-071-30	Vacant Land	Gold Hill Hotel Inc	Fee	0.19	Storey	0%	None
002-071-31	Duplex	Gold Hill Hotel Inc	Fee	0.25	Storey	0%	None
002-071-32	Blue House	Gold Hill Hotel Inc	Fee	0.14	Storey	0%	None

Schedule B

Real Property Leases

Leases with an Acquired Entity as Lessee:

●	Lease dated November 1, 2018, from Sutro Tunnel Company to Comstock Real Estate Inc., with respect to the rental of 1576 South Telegraph Street, Gold Hill, Nevada

Leases with an Acquired Entity as Lessor:

●

Commercial Lease Agreement dated March 20, 2015, from Gold Hill Hotel, Inc. to Three GGG Inc, dba The Gold Hill Hotel and Crown Point Restaurant, with respect to the rental of various hotel and restaurant properties in Gold Hill, Nevada

o

Replaced by Commercial Lease Agreement dated February 1, 2021, from Comstock Real Estate Inc. to Gold Hill Hotel Management LLC, dba The Gold Hill Hotel and Crown Point Restaurant, with respect to the rental of various hotel and restaurant properties in Gold Hill, Nevada, as amended by Addendum 1 dated February 1, 2021

●	Basic Rental Agreement and/or Lease commencing August 1, 2019, from Comstock Mining Inc. to Corrado DeGasperis, with respect to the rental of 777 B American Flat Rd., Gold Hill, Nevada 89440

o	Replaced by Comstock Real Estate Rental/Lease Agreement commencing January 1, 2023, from Comstock Real Estate Inc. to Corrado DeGasperis and Michael DeGasperis.

●	Basic Rental Agreement and/or Lease commencing July 1, 2016, from Comstock Mining Inc. to Jason Reed and Jessie Warren, with respect to the rental of 777 American Flat Rd., Gold Hill, Nevada 89440

o	Modified by a Change of Terms on June 1, 2016, changing Lessor to Comstock Real Estate Inc.

●	Basic Rental Agreement and/or Lease commencing June 1, 2019, from Comstock Real Estate Inc. to Wyatt Cowan, with respect to the rental of 680 American Flat Rd., Gold Hill, Nevada 89440

●	Basic Rental Agreement and/or Lease commencing April 1, 2017, from Gold Hill Hotel Inc. to Cindy Durae and Rolland Lemmons, with respect to the rental of 798 S Main St., Gold Hill, Nevada 89440

o

Replaced by Comstock Real Estate Rental/Lease Agreement commencing June 1, 2022, from Comstock Real Estate Inc. to Rolland (Rolly) Lemmons, with respect to the rental of 2097 Main Street (AKA 798 S Main St), Gold Hill, Nevada 89440

B-1

o

Further replaced by Comstock Real Estate Rental/Lease Agreement commencing June 1, 2024, from Comstock Real Estate Inc. to Rolland (Rolly) Lemmons, with respect to the rental of 2097 Main Street (AKA 798 S Main St), Gold Hill, Nevada 89440

●

Lease dated February 3, 2026, from Comstock Exploration and Development LLC to Sierra View Materials LLC, with respect to the rental of the Haywood Quarry located at 200 and 350 Industrial Parkway, Moundhouse, Nevada

B-2

Schedule C

Disclosure Schedules

The following Disclosure Schedules are qualified in their entirety by reference to the specific provisions of the Securities Purchase Agreement, dated as of June 21, 2026 (the “Agreement”), by and among Comstock Inc. (“Seller”), Mackay Precious Metals Inc. (“Buyer”), and Mackay Gold & Silver Corp. (“Mackay Parent”). Capitalized terms used but not defined in these Disclosure Schedules shall have the respective meanings ascribed to such terms in the Agreement. The fact that any item of information is set forth in these Disclosure Schedules shall not be construed to mean that such information is (i) required to be disclosed by the Agreement or (ii) material or establishes a basis or standard for interpreting the terms “materiality,” “materially,” “material” or “Material Adverse Effect” as used in the Agreement. Nothing in these Disclosure Schedules constitutes an admission of any liability or obligation of Seller, the Acquired Entities or any of their respective Affiliates to any third party, nor shall any disclosure herein be construed as an admission against the interests of Seller, the Acquired Entities or any of their respective Affiliates. The section headings in these Disclosure Schedules are for convenience of reference only and shall not be deemed to alter or affect the descriptions of the Disclosure Schedules as set forth in the Agreement. To the extent applicable, any matter set forth in any section of these Disclosure Schedules that could reasonably be determined, based solely on the substance of the disclosure itself, to be applicable to any other section of these Disclosure Schedules shall be deemed to be set forth in each such other applicable section accordingly.

Section 3.04 – No Subsidiaries

None.

Section 3.10 – Undisclosed Liabilities

None.

Section 3.12 – Land Use

Abandoned Mines: The Properties are located in a historic mining district. Excavations, shafts, and mine dumps, whether known or unknown, mapped or unmapped, provide risks of injury or death if accessed by members of the public.

Public Access: The Properties are open to public access. The use of roads and trails by hikers, motorcyclists, and four-wheel drive enthusiasts provides risks of injury or death.

Section 3.13 – Material Agreements

As of the Effective Date, the Non-Compete obligations under the Prior MIPA remain in effect. These obligations will be terminated as of the Closing Date.

Section 3.14 – Insurance

1.	Insurance coverages evidenced by Certificate of Liability Insurance dated December 4, 2025, issued by Imperium Insurance Company to Comstock, Inc., including the following:

a.	Commercial General Liability Policy No. MNGIICGL000066305

b.	Automobile Liability Policy No. MNGIICCA000042405

c.	Umbrella Liability Policy No. MNGIICCX000035805

2.	Insurance coverages evidenced by Certificate of Liability Insurance dated May 11, 2026, issued by Mesa Underwriters Specialty Ins Co to Comstock Real Estate, Inc., including the following:

a.	Commercial General Liability Policy No. MP000500710013101

3.	Commercial Inland Marine Policy No. IH4 D107086 08 issued by Hanover Insurance Company to Comstock Inc.

4.	Commercial Property Coverage Policy No. MNGIICCP0000225-05 issued by Imperium Insurance Company to Comstock, Inc.

Section 3.16 – Absence of Certain Changes or Events

Some time during the evening of May 18, 2026, a fire started in the Warehouse/Shop building on the American Flat processing site. The structure sustained significant damage. An engineering evaluation will be required to determine if the steel frame can be reused, or if the frame is a total loss. The contents of the building included tools, parts, and work in progress, much of which was damaged or destroyed. An inventory of the contents has been provided in the due diligence files. Some necessary tools have been and are being replaced by Comstock.

A claim has been submitted to the insurance company. Coverage limits under our policy are $100,000 for the building plus $25,000 for the contents. A supplement provides $2,500 for the property of others, such as our employee’s personal tools.

Comstock has not received a determination of the settlement amount, but it is clear that the repair or replacement cost of the building plus its contents will exceed the coverage limits in the policy. Comstock has no timing from the insurance company on when to expect a final settlement.

Section 3.18 – Certain Business Relationships; Managers and Officers

None.

Section 3.19 – Licenses and Governmental Authorizations; General Compliance With Laws

None.

Section 3.21 – Banks and Depositories

Nevada State Bank, Account No. 365440174 (Comstock Real Estate Inc.)

Section 3.22 – Title to the Property

The Haywood Quarry property in Lyon County (APN 016-111-06 and 016-111-07) was purchased by Comstock Exploration and Development LLC from Decommissioning Services LLC in October 2025. The Lyon County Recorder had an issue with a prior transaction many years back in the chain of title. As a result, the Lyon County Assessor records now show the owner of parcel 016-111-06 as “Rea Mining Et Al; Comstock Exploration and Development LLC.” The purchase transaction was covered by a title insurance policy written by Stewart Title Company. Comstock has referred this issue to Stewart Title, who has assigned an attorney to resolve it.

Section 3.24 – Environmental Matters

CRMSS: The Properties are located within and/or in close proximity to the Carson River Mercury Superfund Site (the “CRMSS”). In 1990, the CRMSS became part of the National Priorities List. The CRMSS covers five counties, about 330 square miles and more than 130 river miles in Northwestern Nevada. Historic mill sites in Carson City, Virginia City, Dayton, Washoe Valley and Pleasant Valley have mercury contamination. Waterways located next to mill sites spread mercury from the 100-year floodplain of Carson River to its ends where it dries up. EPA’s site investigation found mercury in soil, sediments (earthen materials that settle to the bottom of a water body), fish and wildlife.

Mercury and other contaminants of concern, whether known, unknown, or suspected have not been definitively mapped by the EPA, and may be found on any of the properties, potentially exposing employees or the public to mercury contamination.

We have developed and maintain a Sampling and analysis plan with NDEP that enables us to operate effectively within this area.

Section 3.26 – No Other Representations and Warranties

None.

Section 4.07 – Independent Investigation

None.